As filed with the Securities and Exchange Commission on October 23, 1997
                                                              File No. 333-7006


                      SECURITIES AND EXCHANGE COMMISSION

                                AMENDMENT NO. 2

                                      TO

                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       TECHNICAL MAINTENANCE CORPORATION
           ---------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     Nevada                      3670                 87-0485304
----------------      ----------------------------   ------------------
(State or other        (Primary Standard Industrial  (I.R.S. Employer
jurisdiction of        Classification Code Number)   Identification
incorporation or                                     Number)
organization)

                       TECHNICAL MAINTENANCE CORPORATION
                        One Commerce Place - Suite 330
                            Montreal (Nun's Island)
                            Quebec, Canada H3E 1A2
                                (514) 762-6244
              ---------------------------------------------------
                  (Address, including zip code, and telephone
              number of registrant's principal executive offices)


                          Tony Mastronardi, President
                       TECHNICAL MAINTENANCE CORPORATION
                      c/o Touchtunes Digital Jukebox Inc.
                        One Commerce Place - Suite 330
                            Montreal (Nun's Island)
                            Quebec, Canada H3E 1A2
                                (514) 762-6244
              ---------------------------------------------------
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)


                                  Copies to:

        Jacques Bourque, Esq.           Aaron Karp, Esq.
        Guy & Gilbert                   Karp and Sommers
        770 Sherebrooke Street West     950 Third Avenue
        Suite 2200                      9th Floor
        Montreal (Quebec) H3A 1A2       New York, NY
                                        10022

         Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date of this Registration Statement

             ____________________________________________________




If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the box.   [X]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------
Title of Each   Amount to   Proposed      Proposed     Amount of
Class of        be          Maximum       Maximum      Registration
Securities to   Registered  Offering      Aggregate    Fee
be Registered               Price Per     Offering
                            Share         Price
--------------------------------------------------------------------
--------------------------------------------------------------------
Class A Common   2,000,000      $3.00      $6,000,000    $1,818.18
Stock
($.001 par
value)
--------------------------------------------------------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a) may determine.

































                       TECHNICAL MAINTENANCE CORPORATION

                             Cross Reference Sheet

                            Pursuant to Rule 404(a)

        Item Number of Form SB-2          Location or Caption in Prospectus

1. Front of Registration Statement and   Outside Front Cover Page
   Outside Front Cover of Prospectus

2. Inside Front and Outside Back Cover   Inside Front and Outside Back
   Pages of Prospectus                   Cover Pages

3. Summary Information and Risk Factors  Prospectus Summary and Risk
                                         Factors

4. Use of Proceeds                       Prospectus Summary; Use of
                                         Proceeds and Business

5. Determination of Offering Price       Outside Front Cover Page

6. Dilution                              Not Applicable

7. Selling Security Holders              Principal Shareholders and Selling
                                         Shareholders

8. Plan of Distribution                  Outside Front Cover Page

9. Legal Proceedings                     Business - Legal Proceedings

10.Directors, Executive Officers,        Management - Directors and
   Promoters and Control Persons         Executive Officers

11.Security Ownership of Certain         Principal Shareholders and Selling
   Beneficial Owners and Management      Shareholders

12.Description of Securities             Outside Front Cover Page;
                                         Description of Capital Stock

13.Interest of Named Experts             Legal Matters; Experts

14.Disclosure of Commission Position on  Part II
   Indemnification for Securities Act
   Liabilities

15.Organization Within Last Five Years   Prospectus Summary; Business and
                                         Management's Discussion and
                                         Analysis of Financial Conditions
                                         and Results of Operations

16.Description of Business               Prospectus Summary; Business

17.Management's Discussion and Analysis  Prospectus Summary; Business;
   or Plan of Operation                  Management's Discussion and
                                         Analysis of Financial Condition
                                         and Results of Operations

18.Description of Property               Business _ Property


19.Certain Relationships and Related     Certain Transactions
   Transactions

20.Market for Common Equity and Related  Risk Factors; Price Range of
   Stockholder Matters                   Common Stock; Dividend Policy and
                                         Description of Capital Stock

21.Executive Compensation                Management - Executive
                                         Compensation

22.Financial Statements                  Financial Statements

23.Changes in and Disagreements with     Not Applicable
   Accountants on Accounting and
   Financial Disclosure

24.Indemnification of Directors and      Part II
   Officers

25.Other Expenses of Issuance and        Part II
   Distribution

26.Recent Sales of Unregistered          Part II
   Securities

27.Exhibits                              Part II; Exhibits

28.Undertakings                          Part II

29.Financial Statements                  Not Applicable
































PROSPECTUS

                 Subject to Completion, Dated October 23, 1997

                      TECHNICAL  MAINTENANCE  CORPORATION
                   2,000,000 SHARES OF CLASS A COMMON STOCK
                          (Par Value $.001 Per Share)

          This Prospectus relates to the offering of 2,000,000 shares of the Class A Common Stock ("Common Stock") of Technical Maintenance Corporation (the "Company"), which may be sold from time to time by selling shareholders named herein (the "Selling Shareholders"). The Company will receive no part of the proceeds of such sales (see "Use of Proceeds"). All expenses incurred in connection with this offering will be borne by the Company.

          The Company has been advised by the Selling Shareholders that they intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market. Such sales will be made through brokers at prices prevailing at the time the sales are made. The Selling Shareholders and any brokers executing sell orders on behalf of the Selling Shareholders, may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by such brokers may be deemed underwrit-ing commissions under such Act.


          The Company's Common Stock is traded in the over-the-counter market on the "OTC Bulletin Board" under the symbol TCMN. On October 16, 1997, the last reported sales price of the Common Stock was $2.00 per share.

          Upon completion of this offering, the Company's officers and directors will own approximately 67.6% of the outstanding shares of Common Stock. As such, they will have the power to elect all of the Company's direc-tors, to approve or disapprove all matters requiring stockholders' approval and to control the Company's management, policies and operations. (See "PRINCIPAL SHAREHOLDERS").
                 ______________________________

          THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
                  SEE RISK FACTORS (Pages 6-10)
                 ______________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
       THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
        COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF
           THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                 CONTRARY IS A CRIMINAL OFFENSE.
                 ______________________________






          No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein. The Prospectus does not constitute an offer to sell securities in any state to any person to whom such offer would be unlawful.

                             AVAILABLE INFORMATION

          The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Centre, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N. W., Washington, D.C. 20549. The Commission also maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Website address is: http:/www.sec.gov.

                      DOCUMENTS INCORPORATED BY REFERENCE

          The Company has filed with the Commission a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete state-ment of their terms and conditions.


                              PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus.

The Company

          The Company was incorporated under the laws of Nevada on August 9,
1990, by persons who are no longer principals.   Present management took
control of the Company in December 1994. (See "CERTAIN TRANSACTIONS".) Prior thereto, the Company did not engage in any business activities. The Company is still in the development stage and has not generated any revenues. The Company has a mailing office at 1800 E. Sahara, Suite 107, Las Vegas, Nevada 89104 and a branch office at 1110 Lake Cook Road, Suite 353, Buffalo Grove, Illinois 60089. Its principal business offices are located at One Commerce Place, Suite 570, Montreal (Nun's Island), Quebec H3E 1A2, Canada. The Company's telephone number in Canada is 514-762-6244. (See "BUSINESS - Properties").







          The Company operates its business through Touchtunes Digital Jukebox Inc. ("Touchtunes"), a Canadian subsidiary corporation which was organized by the Company in March 1997, specifically for that purpose and which has been capitalized in the manner described below under "Initial Funding". On the effective date of this Prospectus, Touchtunes will become a wholly owned subsidiary of the Company. (See "CERTAIN TRANSACTIONS - With the Selling Shareholders").

Business

          Since December 8, 1994, the Company has concentrated its efforts on raising funds for the development and promotion of the technology for a patented digital jukebox, combining the latest computer systems, telecommunica-tion peripherals and multimedia hardware (the "Digital Jukebox"). The Digital Jukebox is a state-of-the-art high tech unit, capable of storing, in compressed digital format, a minimum of 500 songs, upgradable to virtually unlimited capacity. The Company's Digital Jukebox is believed by management to be capable of replacing present conventional jukeboxes which use loading mechanisms, laser and other high maintenance parts, with a low maintenance, high powered digital computer system, able to store and reproduce in digital format, a virtually unlimited selection of music, at its original level of quality. (See "BUSINESS - Patent Technology".)

Initial Funding

          Since taking control of the Company in December 1994, the officers and principal shareholders of the Company have financed its operations primarily through their own resources and efforts. (See "CERTAIN TRANSACTIONS" and "PRINCIPAL SHAREHOLDERS".) On March 21, 1997, two independent Canadian investors, Societe Innovatech du Grand Montreal and Sofinov Societe Financiere d'Innovation Inc. (the "Selling Shareholders"), agreed to invest $4,000,000 Canadian Dollars (CDN) for the further development and promotion of the Digital Jukebox, upon certain terms and conditions described below. To accomplish this, the Selling Shareholders agreed to invest $4,000,000 CDN in Touchtunes Digital Jukebox Inc. ("Touchtunes"), a Canadian subsidiary organized by the Company specifically for that purpose. The Company entered into an agreement by which Touchtunes agreed to carry out the research and development work for the Digital Jukeboxes and all such additional services as may be reasonably requested by the Company in connection with implementation of the Digital Jukebox project. (See "BUSINESS" and "CERTAIN TRANSACTIONS".)

          The Selling Shareholders purchased 100 Class B shares and 20 Class C shares of Touchtunes, at a price of $5,000 CDN per share, for an immediate cash consideration of $600,000 CDN. The Selling Shareholders also subscribed to an additional 680 Class C shares of Touchtunes, at a price of $5,000 CDN per share, for a total consideration of $3,400,000 CDN. Both the Class C shares and the funds were deposited in escrow. The Class B and the Class C shares of Touchtunes may be exchanged at the option of the Selling Shareholders, into 2,000,000 shares of Series A Preferred Stock of the Company and then converted share for share into Common Stock. On May 9, 1997, the Selling Shareholders released an additional $750,000 CDN against delivery of 150 Class C shares, leaving a balance of $2,650,000 CDN and 530 Class C shares in escrow. On July 17, 1997, the Selling Shareholders released the remaining $2,650,000 CDN to Touchtunes against delivery to them of the remaining 530 Class C shares of Touchtunes. These funds are now being used to implement the start-up business activities of the Company. (See "Business Start-Up Activities" and "BUSINESS - Marketing Strategy".)



          The Selling Shareholders have agreed that when this Prospectus becomes effective under the Securities Act, they will exercise their option to exchange all their Class B and Class C shares of Touchtunes into 2,000,000 shares of Series A Preferred Stock of the Company and will immediately convert all such shares into 2,000,000 shares of Common Stock of the Company.

Business Start-Up Activities

          The Company will require the entire $4,000,000 CDN received by the initial funding to complete its start-up business activities. These funds will be used to: (i) conduct a market trial test; (ii) register the Company's patents in the United States, Japan, Canada and member countries of the European patent office organization; (iii) continue research and development of the Digital Jukebox; (iv) establish a national sales network; and (v) negotiate long term contracts with major music label companies for non-exclusive music rights. Management believes this will be sufficient capital until March 1, 1998. Thereafter, management estimates that it will require additional capital of approximately $38,000,000 U.S. to commence full-scale commercial operations. (See "BUSINESS - Future Financing".)

          Management estimates that these start-up business activities will continue until March 1, 1998, at which time the Company will be ready to manufacture Digital Jukeboxes. In order to rapidly penetrate the existing jukebox market, the Company plans to pay the manufacturing costs of the Digital Jukeboxes and provide them for use by current jukebox operators without cost. (See "BUSINESS - Jukebox Manufacturers".) The jukebox operators are expected to install the Digital Jukeboxes in lieu of their existing conventional units, at their present locations, or in new locations, and provide the necessary maintenance to keep the Digital Jukeboxes in good working order. The Company plans to enter jukebox operator agreements with such operators, to be negotiated individually with each, whereby the Company and the operator will share in the income generated by each Digital Jukebox. The Company plans to manufacture and install 5,000 units with jukebox operators by the end of 1998. (See "BUSINESS - Marketing Strategy".)

          Management estimates that manufacturing and distribution costs for the number of Digital Jukeboxes needed to operate on a commercially profitable basis will require additional capital estimated at approximately $38,000,000 U.S. (See "BUSINESS - Future Financing".) The Company has no present commit-ments for raising such additional funds and no assurances can be given that such funds will be available, when and if needed by the Company. (See "RISK FACTORS".)

The Offering

          The Company is the owner of 800 Class A shares of Touchtunes. Class A shares entitle the holder to one vote per share. The Selling Shareholders own 100 Class B shares and 700 Class C shares of Touchtunes. Class B shares entitles the holder to eight votes per share and Class C shares are non-voting. At present, the Company and the Selling Shareholders have equal voting rights in Touchtunes.

          The Class B and Class C shares of Touchtunes are exchangeable at the option of the Selling Shareholders into 2,000,000 Series A Preferred shares of the Company which, in turn, are convertible share for share into 2,000,000 shares of Common Stock of the Company. Once the Selling Shareholders exercise their exchange rights for Series A Preferred shares of the Company and convert them into Common Stock, the Company will become the sole remaining shareholder of Touchtunes. It is anticipated that this will take place on the effective


date of this Prospectus.  (See "CERTAIN TRANSACTIONS" and "SELLING
SHAREHOLDERS".)

          This Prospectus is intended to register the sale by the Selling Shareholders of a maximum of 2,000,000 shares of the Company's Common Stock reserved for issuance to them, upon exercise of their rights to exchange their 100 Class B shares and 700 Class C shares of Touchtunes into 2,000,000 of the Company's Series A Preferred shares and their conversion of such Series A Pre-ferred shares (plus 100 shares of Series A Preferred Stock which they already own) into 2,000,100 shares of the Company's Common Stock. (See "CERTAIN TRANSACTIONS".)


Summary Financial Data

Statement of Operations Data:

                                                             Six
                                                        Months Ended
                Year ended                                 June 30,
                 December                                (Unaudited)
                    31,

                   1994        1995        1996         1996          1997
              ------------ ----------- ------------ ------------  -----------
Net sales      $        -  $        -   $            $       -    $        -
Depreciation   $        -  $  114,776   $  189,243   $   64,050   $  199,686
and amortizati
Operating loss $        -  $ (785,063)  $ (991,970)  $ (319,387)  $ (982,961)
Net loss       $        -  $ (785,063)  $ (991,970)  $ (319,387)  $ (982,961)































Development Period:


                      December 8, 1994       December 8, 1994
                      to December 31, 1996   to June 30, 1997
                                               (Unaudited)
                      --------------------  ------------------
Net sales             $        -             $        -
Depreciation          $      304,019         $      503,705
and amortization
Operating loss        $   (1,777,033)        $   (2,759,994)
Net loss              $   (1,777,033)        $   (2,759,994)


Balance Sheet Data:

                                                              As At
                         As At December 31,                  June 30,
                                                           (Unaudited)
                     1994      1995         1996         1996         1997
                ---------- ----------- ------------- ----------- -------------
Current Assets  $       -  $       -   $     21,402  $       -   $        795
Total Assets    $  63,539  $  780,767  $  1,714,272  $  797,457  $  1,626,471
Working Capital $       -  $ (123,901) $ (2,027,974) $ (459,978) $ (1,005,423)
(deficiency)
Stockholders'   $  63,539  $  656,866  $ (  335,104) $  337,479  $    620,253
equity
(deficiency)


Use of Proceeds

          The Company will receive no part of the proceeds from the sale of the 2,000,000 shares of Common Stock by the Selling Shareholders. All expenses incurred in connection with this offering will be borne by the Company. (See "SELLING SHAREHOLDERS".)

                                 RISK FACTORS

          The shares of Common Stock being offered hereby are speculative. They involve a very high degree of risk. Before considering the purchase of any shares of Common Stock, a prospective investor should carefully consider, in addition to the other information contained in this Prospectus, the following risk factors. No person should purchase any of the shares of Common Stock if they cannot afford to lose their entire investment.

1. Limited Operating Experience. The Company was incorporated in August 1990. It did not commence business activities until December 1994, when present management took control. The Company's Digital Jukebox is still in its development stage and must still undergo a market trial test. No revenues have been generated from the sale of Digital Jukeboxes, the Company's only current product. The Company believes that revenues from the Digital Jukeboxes will constitute a significant portion of its revenues for the foreseeable future. Accordingly, any factor adversely affecting the introduction, promotion and revenues from the Digital Jukeboxes would have a material adverse effect on the Company's business and the results of its operations. (See "BUSINESS".)

2. No Financial History. The Company has received no revenues from operations and has no significant financial history. Future financial perform-ance will depend on the successful development, promotion and customer acceptance of its patented Digital Jukebox. There can be no assurance that the

Company will be successful in promoting and marketing any present or enhanced versions of the Digital Jukebox. At June 30, 1997, the Company had a working capital deficiency of ($1,005,423). (See "SELECTED FINANCIAL DATA _ Balance Sheet Data," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources" and "BUSINESS".)

3. Dependence on Key Personnel. The Company will be dependent for its success on the personal, day-to-day efforts and abilities of its two key execu-tive officers, Tony Mastronardi and Guy Nathan. (See "MANAGEMENT" and "PRINCIPAL SHAREHOLDERS".) In addition, the Company must employ a chief financial officer to monitor its finances. Its success will also depend to a significant extent upon a number of key technical employees. Competition for such technical personnel is intense. The failure of the Company to hire and retain talented administrative and technical personnel or the loss of one or more key employees could have an adverse effect on the Company's business and results of operations.

4. Further Development Requirements and Possible Obsolescence. The Company's future success will depend upon its ability to complete the development of its Digital Jukebox and introduce features and enhancements which meet changing customer requirements on a timely basis. (See "BUSINESS - Patented Techno-logy".) Once developed, there can be no assurance that the Digital Jukebox will achieve market acceptance. In addition, there can be no assurance that other products or technologies will not render the Digital Jukebox non-competitive or obsolete. (See "BUSINESS - Industry Background".)

5. Lack of Firm Orders. At present, the Company has received no firm orders for the use of its Digital Jukeboxes. There can be no assurance that any of the arrangements being proposed by the Company for their use by existing jukebox operators will be concluded. (See "BUSINESS - Marketing Strategy.")

6. Intense Competition and Marketing Risks. The market for jukeboxes is extremely competitive. There are substantial barriers to entry in this market due to the large amount of capital required. The Company expects such competi-tion to intensify in the future. The Company's potential competitors have significantly greater financial and other resources than the Company. (See "BUSINESS - Jukebox Manufacturers".) The Company's ability to compete successfully in this market will depend upon a number of factors, including: the success of its test marketing plan; the willingness of jukebox operators to work with the Company; access to capital; the capacity, reliability and security of the telecommunications network used; the pricing policy of competi-tors and suppliers; the timing of the introduction of new products and services; and industry and general economic trends. There can be no assurance that the Company will be successful in introducing its Digital Jukeboxes into this market or that the revenues generated will prove profitable. (See "BUSINESS - Marketing Strategy".)

7. Lack of Revenue; Future Capital Requirements; and the Uncertainty of Funding. To date, the Company has not generated any revenues from its opera-tions. Management estimates that start-up costs for the development and promotion of the Digital Jukebox until March 1, 1998, the projected point of commercial manufacturing, will approximate $4,000,000 CDN, the total amount the Company has received. The Company expects that its capital resources will enable it to maintain its start-up business operations until then. At that time, the Company will need approximately $38,000,000 U.S. in order to manufacture and ship its Digital Jukeboxes on a commercial basis. For that purpose, the Company must seek additional funding through public or private equity or debt financing. There can be no assurance that such financing will be available on terms favorable to the Company, or at all. If adequate funds


are not available or are not available on acceptable terms, the Company may not be able to commercialize its Digital Jukeboxes. (See "BUSINESS".)

8. Need For Further Technological Advances. There can be no assurance that the technological lead, which management believes the Company's Digital Jukebox presently enjoys, will remain. The Company's future success will depend, in part, on its ability to effectively use leading technologies, to continue to develop its technical expertise, to enhance its current Digital Jukebox and develop new features which will meet changing customer needs on a timely and cost effective basis. There can be no assurance that the Company can do this. (See "BUSINESS - Patented Technology".)

9. Limited Patent Protection. The Company has filed eight international patent applications under the Patent Cooperation Treaty, a worldwide organization, in order to protect its Digital Jukebox's technology. It will continue its efforts to protect such patent claims during its start-up business operations and thereafter. Nevertheless, there can be no assurances concerning the scope, validity or value of such patents and patent applications; nor as to freedom from infringement, by the manufacture, use or sale of Digital Jukeboxes, of patents held by others, although the Company is not aware of any infringing patents. (See "BUSINESS - Patented Technology".)

10. No Manufacturing Facilities or Experience. The Company has no manufacturing facilities. The Digital Jukebox has never been manufactured on a commercial scale. There can be no assurance that the Digital Jukeboxes can be manufactured at a cost or in quantities necessary to make them profitable. If the Company is not able to contract with a manufacturer for a sufficient number of Digital Jukeboxes on acceptable terms, or if it should encounter delays or difficulties in its relationship with the manufacturer, the introduction of the Digital Jukeboxes would be delayed, which would have a material adverse affect on the Company. (See "BUSINESS -Jukebox Manufacturers".)

11. No Marketing Experience. Up until July 1, 1997, the Company had no sales, marketing or distribution capability. Since July 1, 1997, the Company has employed a Vice-President of sales and marketing, a sales manager and a service manager. To market its Digital Jukeboxes, the Company must develop a marketing and sales force with technical expertise and with supporting distribution capa-bility. There can be no assurance that the Company will be able to establish in-house sales and distribution capabilities or that it will be successful in gaining market acceptance for its Digital Jukebox. There can be no assurance that the Company will be able to attract suitable personnel to develop successfully, its marketing strategy. (See "BUSINESS - Marketing Strategy".)

12. Dependence Upon a Sole Equipment Manufacturer. The Company will be dependent upon a single equipment manufacturer for its Digital Jukeboxes. It is presently negotiating with Bose Corporation. Once an agreement is entered, the Company will become subject to Boses' performance and may also be subject to increases in costs which could adversely affect the Company's business and results of operations. ("BUSINESS - Jukebox Manufacturers".)

13. No Market for Common Stock. As of October 16, 1997, there were approximately 500 holders of the Company's Common Stock. Over the past two years, there has been relatively little activity in the Common Stock, which is traded over-the-counter on the "OTC Bulletin Board". There can be no assurance that an active public market will develop or be sustained after the sale of the Common Stock by the Selling Shareholders. (See "PRICE RANGE OF COMMON STOCK".)

14. Shares Eligible For Future Sale. Future sales by existing shareholders could have a material adverse effect on the price of the Common Stock. Upon exercise by the Selling Shareholders of their exchange rights and their

conversion rights, the Company will have 16,584,807 shares of Common Stock issued and outstanding. Of this, 11,215,049 shares (67.6%) are owned by present management. (See "PRINCIPAL SHAREHOLDERS".) No assurance can be given as to the effect that future sales of shares held by present shareholders will have on the market price prevailing from time to time.

15. Control of the Company. Upon completion of this offering, the Company's officers and directors will own approximately 67.6% of the outstanding shares of Common Stock, assuming the sale of all 2,000,000 shares by the Selling Shareholders. As such, they will have the power to elect all of the Company's directors, to approve or disapprove all matters requiring stockholders' approval (regardless of the vote of any other stockholders) and to control the Company's management, policies and operations. (See "PRINCIPAL SHAREHOLDERS".)

16. No Dividends. The Company has never declared or paid dividends on its Common Stock. It intends to retain future earnings, if any, to support the growth of its business and does not anticipate paying cash dividends in the foreseeable future. (See "DIVIDEND POLICY.")

17. Securities Not Listed on NASDAQ. The Company's Common Stock is not listed for quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or on any securities exchange. The Common Stock is subject to certain "Penny Stock Rules" adopted by the Securities Exchange Commission, relative to transactions in securities with a market price of less than $5.00. These require a broker to provide his customer with, among other things: (1) detailed information about the nature and risks of "penny" stocks, prior to executing a transaction; (2) make a written determination that the stock is a suitable investment for the purchaser; and (3) receive the purchaser's prior written agreement to execute the transaction. These disclosure requirements may have the effect of reducing the level of trading in the Company's Common Stock. In that event, investors in this offering may find it more difficult to sell their securities.





























          For all the foregoing reasons, an investment in the Company's Common Stock involves a high degree of risk. Any person considering such an investment should be aware of these risk factors.

                         USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.


                          PRICE RANGE OF COMMON STOCK

          The Company's Common Stock has traded in the over-the-counter market on the "OTC Bulletin Board" since June 7, 1995, under the symbol TCMN. The quotations below from the National Quotation Bureau, Inc. represent the high and low, bid and asked prices, by quarters, since that date. These do not include retail markups, markdowns or commissions. Nor do they represent actual transactions.

                         Bid Prices             Asked Prices
                      High        Low         High        Low
       1995
June 7 through            Unpriced                Unpriced
June 30

July 3 through        $4.50      $1.125      $4.75      $1.875
September 29

October 2 through     $4.50      $.875       $4.875     $1.375
December 29

       1996
January 2 through    $1.625      $.875       $2.25      $1.125
March 29

April 1 through       $3.25     $1.1875      $5.00      $1.375
June 28

July 1 through        $3.75      $1.875      $4.25       $3.00
September 30

October 1 through     $2.00      $1.00       $3.00       $2.00
December 31

       1997
January 2 through     $2.75      $1.00       $4.00       $1.50
March 31

April 1 through      $2.125      $1.25       $3.00       $2.00
June 30

July 1 through       $1.875      $1.00       $2.125      $1.97
September 30








     On October 16, 1997, the last reported sales price of the Common Stock on the OTC Bulletin Board was $2.00 per share. On that date, there were approximately 500 holders of record of the Common Stock.

                         DIVIDEND POLICY

          The Company has never declared or paid cash dividends on its Common Stock. It intends to retain future earnings, if any, to support the growth of its business and does not anticipate paying cash dividends in the foreseeable future.

                         CAPITALIZATION

          The following table sets forth the Company's capitalization at June 30, 1997.

                                                       June 30, 1997
                                                       -------------
Short term debt                                        $   1,006,218
Long term debt                                                     -
                                                       -------------

Stockholders Equity:
     Preferred Stock - $.001 par value, authorized _               -
     10,000,000 shares, 100 shares issued and
     outstanding
                                                       -------------

     Common Stock - $.001 par value, authorized _             14,585
     35,000,000 shares, 14,584,707 shares issued and
     outstanding
                                                       -------------

Capital in excess of par value                             3,366,662
                                                       -------------
Retained earnings (deficit)                            (   2,760,994)
                                                       -------------
Total stockholders equity                                    620,253
                                                       -------------


                            SELECTED FINANCIAL DATA

          The following selected financial data for the three year period from January 1, 1994 through December 31, 1996 has been derived from the financial statements of the Company audited by Armstrong Gilmour, Accountancy Corporation. Their reports appear elsewhere herein. The Company's operating results for the six months ended June 30, 1997 may not be indicative of the operating results to be expected for the full year.




















Summary Financial Data

Statement of Operations Data:


                                                             Six
                                                         Months Ended
                       Year ended December 31,             June 30,
                                                         (Unaudited)
                      1994      1995       1996        1996       1997
                 ---------- ----------- ----------- ----------- -----------
Net sales        $        - $        -  $        -  $       -   $       -
Depreciation     $        - $  114,776  $  189,243  $   64,050  $  199,686
and amortization
Operating loss   $        - $ (785,063) $ (991,970) $ (319,387) $ (982,961)
Net loss         $        - $ (785,063) $ (991,970) $ (319,387) $ (982,961)


Development Period:

                    December 8, 1994     December 8, 1994
                    to December 31, 1996 to June 30, 1997
                                             (Unaudited)
                    -------------------- ----------------
Net sales           $        -           $        -
Depreciation        $      304,019       $      503,705
and amortization
Operating loss      $   (1,777,033)      $   (2,759,994)
Net loss            $   (1,777,033)      $   (2,759,994)


Weighted average
number
Of Class A Common
Stock:

Shares outstanding, 1,000,000  2,000,000  12,909,000 12,909,000 12,909,000
beginning
of period

Share issuance's    1,000,000 10,909,000         -         -     1,675,707
during the period

Shares outstanding, 2,000,000 12,909,000  12,909,000 12,909,000 14,584,707
end of period

Weighted average    1,065,753 10,535,844  12,909,000 12,909,000 14,584,707
number
of shares

Net loss per Class  $     -   $  (0.07)   $  (0.08)  $  (0.01) $  (0.04)
Common Stock











Balance Sheet Data:

                                                               As At
                          As At December 31,                 June 30,
                                                            (Unaudited)
                       1994      1995         1996        1996       1997
                 ---------- ----------- ------------- ----------- -------------
Current Assets   $       -  $       -   $     21,402  $       -   $        795
Total Assets     $  63,539  $  780,767  $  1,714,272  $  797,457  $  1,626,471
Working Capital  $       -  $  123,901  $ (2,027,974) $ (459,978) $ (1,005,423)
(deficiency)
Stockholders'    $  63,539  $  656,866  $ (  335,104) $  337,479  $    620,253
equity
(deficiency)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion and analysis should be read in conjunction with the information set forth in "Business Start-Up Activities" in the "PROSPECTUS SUMMARY," under "Selected Financial Data" and the financial statements and notes thereto included elsewhere in this Prospectus.

General and Results of Operations

          The Company's ongoing development of the Digital Jukebox and its other intellectual property acquisitions provide it with several future opportunities for financial success. To date, the Company's financial resources have been used to fund this development as well as professional costs relating to patent applications in connection with the Digital Jukebox and other fees. The Company has generated no revenue to date, and none is expected until it concludes the start-up phase for the Digital Jukebox, which is anticipated in approximately 6 months.



























Seasonality

          Management is not aware of any factors or attributes relating to the Company's business that have caused, or in the future are reasonably likely to cause, any seasonality which would have a material effect on the Company's financial condition or results of operations.

Liquidity and Capital Resources

          On March 21, 1997, the Selling Shareholders agreed to invest $4,000,000 CDN for the further development and promotion of the Digital Jukebox, upon certain terms and conditions previously described. (See "CERTAIN TRANSACTIONS - With Selling Shareholders"). By July 17, 1997, the entire amount was delivered to the Company. This will supply the Company with sufficient capital resources necessary in order to conclude the financing of its start-up activities, projected to be March 1, 1998. In order to commence full-scale commercial operations, management estimates that an additional $38,000,000 U.S. capital will be required at that time. It is anticipated that a combination of equity and debt financing will be arranged by the Company.

                                   BUSINESS

          The Company was incorporated under the laws of Nevada on August 9, 1990, by persons no longer principals. Prior to December 8, 1994, the Company did not engage in any business activities. The Company is still in the deve-lopment stage and has still not generated any revenues from the business opera-tions in which it has engaged and the marketing strategy which it has developed.

          In December 1994, the Company acquired the exclusive rights to a newly patented technology, the "Digital Jukebox". (See "Patented Technology".) Since then, the Company has concentrated all of its efforts on the development of this Digital Jukebox, which combines in a single unit the latest computer systems, telecommunication peripherals and multimedia hardware. Management believes the Digital Jukebox is capable of replacing the loading mechanisms, the laser and the high maintenance parts employed by conventional jukeboxes, with this low maintenance, high power computer system, capable of storing and reproducing, in digital format, any music selection at its original level of quality.

          From December 1994 until March 1997, the Company's activities have been funded by present management through their own resources and efforts. Subsequently, the Company received $600,000 CDN on March 27, 1997; $750,000 CDN on May 9, 1997; and $2,650,000 CDN on July 17, 1997; to start-up its business operations. (See "CERTAIN TRANSACTIONS"). These funds will provide sufficient capital until March 1, 1998 to complete the Company's start-up activities. Thereafter, additional financing of approximately $38,000,000 U.S. will be needed for commercial operations. No arrangements have been made as yet, to obtain such additional funds. (See "Future Financing".)












Patented Technology

          On December 8, 1994, the Company acquired the exclusive rights to a patent-pending (PCT/FR94/01185) Digital Jukebox, developed by Touchtunes Jukebox Joint Venture (See "CERTAIN TRANSACTIONS".) The core of the Digital Jukebox's technology is a proprietary-programming platform, optimized for high-speed sound reproduction and video animation. The Digital Jukebox is capable of storing, in compressed digital format, a minimum of 500 songs, upgradable to virtually unlimited capacity. The Digital Jukebox is also equipped with a telecommunication protocol allowing the downloading of music to each individual Digital Jukebox from a remote central library. The result is a high performance, low maintenance, remotely configurable, computer controlled unit, using state-of-the-art technology standards. In the opinion of management, with its integrated and flexible software program, the Digital Jukebox outperforms any conventional jukebox on the market today, for simultaneous sound reproduction, graphics display, video animation and telecommunication services.

          Specifically designed for use in the jukebox industry, the operating system software will tabulate all played selections and automatically generate detailed pay-for-play statements, indicating the royalty amounts owing for each respective artist or record label company. This feature has helped the Company to obtain performance rights and recording rights from performance rights societies and music label companies, authorizing the Company to reproduce copyrighted music on its Digital Jukeboxes. (See "Contractual Arrangements".)

          The statistics generated by Digital Jukeboxes can be used to determine the popularity of artists and titles, together with music preferences and trends. This information on musical tastes is critical to the music industry and can be made available by the Company to record label companies. Furthermore, Digital Jukeboxes can be used to test market new songs, which can be downloaded on each Digital Jukebox within 24 hours. Consumer response can be monitored on a daily basis.

          To protect its technology, the Company has filed seven international patent applications under the Patent Cooperation Treaty (PCT), a worldwide organization. These applications have a priority date of October 12, 1994. Recently, an eighth patent has been filed with a priority date of September 25, 1996. Four patents cover the Company's downloading network configuration, operating system technology, title selection and system control methodology as it applies to the jukebox industry. The other four patents, cover its application to potential markets outside the jukebox industry, such as resi-dential and other markets, which can be serviced by the same network configuration. The initial seven patent applications passed preliminary international examination. Nevertheless, there can be no assurances concerning the scope, validity or value of such patents and patent applications; nor their freedom from infringement by others; although the Company is not aware of any conflicting patents held by others. The Company has presently entered into the national phase of processing the applications and has filed all seven initial patents in each country applied for under the PCT.











Marketing Strategy

          The Company's marketing and distribution strategy is aimed at penetrating the jukebox industry through individualized arrangements made with existing jukebox operators. The Company proposes to arrange for the renewal and payment of licensing fees to the performing rights societies, accountability and disbursement of royalty payments to the record label companies, ongoing provision of music selections and for the manufacture and delivery of the Digital Jukeboxes to the jukebox operators, all at no cost to them, and to share with them in the revenue derived from their operation. (See "Jukebox Manufacturers" and "Future Financing".)

          The Company participated in the Amusement Showcase International trade show held in Las Vegas from March 13 to March 15, 1997, which attracts most major players in the coin operated industry. For this, the Company arranged for the construction of 4 prototype Digital Jukeboxes and was the only participant in this trade show to have a fully operational Digital Jukebox.
MCI Telecommunications Corporation provided the telecommunications services. Bose Corporation, which manufactured the prototypes for the Company, supplied its sound system. The Company together with MCI Telecommunications Corporation and Bose Corporation hosted a seminar during which they presented the Digital Jukebox to jukebox operators.

          By June 30, 1997, the Company had delivered 20 prototype units of the Digital Jukebox to selected jukebox operators for the purpose of conducting a trial marketing test. In all, 17 jukebox operators in 11 states were selected to participate in this commercial marketing test which is scheduled to last 4 months and will be used to gauge consumer response and the practicality of down-loading music on demand from a central music library to individual Digital Jukeboxes. The test is being conducted in collaboration with MCI Telecom-munications Corporation which will provide the telecommunication facilities and financial resources to cover the costs of storing music data in a central location, transmitting the compressed music data and installing and maintaining telephone lines to the Digital Jukeboxes on location. Bose Corporation manufactured the 20 prototypes of the Digital Jukebox for use in conducting this commercial market test. The sound system of the Digital Jukeboxes was also designed and supplied by Bose Corporation.

          After an analysis of the marketing test's results, including recommendations made by the general public as well as the jukebox operators, the Company will incorporate the suggested refinements in the final version of the Digital Jukebox to be manufactured for commercial use. Based on early results of this marketing test, the Company is confident that it will prove successful and the Digital Jukebox will receive wide market exposure. The data furnished by the test will also be used in negotiating contracts with the music label companies. (See "Contractual Arrangements".)















Industry Background

          According to industry sources, there are an estimated 312,000 conventional jukeboxes presently in use in the United States. These are owned by approximately 2,300 operators, who own an average of 135 units each. The locations comprising an operator's group of jukeboxes are called their "routes". Many larger operators possess more than 300 jukeboxes in their routes. Some routes with less than the average number of jukeboxes carry a larger proportion of other amusement/entertainment equipment, in order to provide an adequate revenue stream. The Company plans to distribute its Digital Jukeboxes through arrangements made with jukebox operators for the use of these units, without any initial payments. (See "Marketing Strategy".) There can be no assurance that this strategy will be successful or profitable to the Company.

          Surveys taken of "consumer impressions", consisting of the number of times that people hear music played on a jukebox, consistently demonstrate that jukeboxes make 75-80 million "impressions" on a weekly basis in the United
States.   Approximately 120,000 of the 312,000 conventional jukeboxes now in use are newer CD units. Yearly sales of new CD units in 1996 are estimated at approximately 20,000 units. These CD units can carry 100 CDs with approxi-mately 1,000 songs. The remaining 192,000 conventional jukeboxes in use are old 45 rpm units. These older units carry between 80-100 two-sided records for a total of 160-200 songs. The Company's Digital Jukebox holds a minimum of 500 songs, upgradable to virtually unlimited capacity.

          Each 45-rpm record is individually selected for the popularity of at least one of its two sides. Although the newer CD jukeboxes have five times the capacity of the older 45-rpm models, each song is not necessarily well known or popular. To compensate for this, compilation discs containing a variety of songs are used to supplement the CD units. For both the old 45 rpm units and the new CD units, releases featuring the "greatest hits" of a particular artist, are usually available only after they have reached the height of their popularity. By contrast, the Company's Digital Jukebox can deliver the "greatest hits" of a particular artist, or even a brand new song, within twenty-four hours.

          Inventories of CD albums and vinyl records stored in conventional jukeboxes, must be continuously serviced by the operators, in order to keep track of the selections within each jukebox at any given time. On a monthly basis, operators must visit their conventional jukeboxes in order to rotate and up-date the music selection and to make necessary changes to the title display. The Digital Jukebox eliminates the need to change CD albums or vinyl records. All music selections can be supplied completely by telecommunication. Jukebox operators need not visit each Digital Jukebox to up-date the music selection. Operators can even permit owners at the various sites where the Digital Jukeboxes are located, to order the music titles, thereby tailoring the music selection to the specific tastes of the owner's clientele. With the Digital Jukebox, they need not maintain an inventory of CD albums and vinyl records.

          Jukebox operators who use the Company's Digital Jukebox can order and receive, on a 24 hour basis, individual music titles, including the newest releases, from a remote central music library maintained by the Company, merely by following the instructions on a touch-screen, an integral part of each Digital Jukebox. (See "Marketing Strategy".) Their selection will be immediately delivered to the Digital Jukebox via the Company's proprietary telecommunications downloading network and stored within the memory of the Digital Jukebox at their desired location. Customers can then browse through the music repertoire using the same touch-screen and play any selection in the Digital Jukebox.


Jukebox Manufacturers

          Manufacturers sell jukeboxes to distributors who, in turn, sell the units to operators. They range in price from $3,500 to $4,000 per unit and the distributors sell them in turn to jukebox operators in a price range of $4,500 to $5,000 per unit. In addition to providing warranties and replacement parts for their units, manufacturers conduct the research and development required to produce a quality product. The latest advances in technology, the minimization of moving parts and the all-important aesthetics factor are critical in producing a commercially successful jukebox. The leading manufacturers are Rowe International Inc., NSM-America, Wurlitzer Jukebox Company and Rock-Ola/Antique Apparatus.

          The components required to assemble the Company's Digital Jukebox consist of standard off-the-shelf products utilized to build personal computers. The Company plans to contract out the design, manufacturing and delivery of the Digital Jukebox. It is presently negotiating with Bose Corporation ("Bose") for that purpose. Bose manufactured the 20 prototype Digital Jukeboxes being used by the Company in conducting its marketing test. There can be no assurance that the market test will be successful or that, if successful, a satisfactory agreement can be reached with Bose to manufacture Digital Jukeboxes.

          The Company estimates that the cost of manufacturing, delivering and installing each unit will be $4,800. A total of 5,000 units are believed necessary for commercial operations. There can be no assurance that the Company will be able to raise the estimated $24,000,000 U.S. needed to manufacture the Digital Jukeboxes on a commercial basis and the additional $14,000,000 U.S. needed by the Company to continue its business operations. (See "Future Financing".)

Competition

          Competition in the manufacture, distribution and use of conventional jukeboxes is intense. Some manufacturers have other lines of equipment which they produce, in addition to conventional jukeboxes, within the amusement/entertainment industry. However, none of the manufacturers are known to be involved in the placement or operation of any of their jukebox units. Through their distribution network, manufacturers sell their equipment, usually in bulk quantities, to local distributors. All of these manufacturers have far greater resources than the Company.

          Competition for Company's Digital Jukebox can also be expected from those who seek to design, develop and market, units similar to the Digital Jukebox for use in the jukebox industry, with comparable or superior features, technologies and advances. While the Company believes the Digital Jukebox is currently far superior to any conventional jukebox on the market, there can be no assurance that other technologically advanced jukeboxes may not be designed and marketed by existing manufacturers or others, in competition with the Digital Jukeboxes of the Company.

Contractual Arrangements

          Under United States copyright law, the public performance of copyrighted music in a commercial establishment is subject to royalty payments to the writers and publishers of the material. In the case of jukebox operations, a license must be obtained from those societies who own the copyrights. The three "performing rights societies", who collectively own


nearly all of the world's copyrighted music material are ASCAP, BMI and SESAC. These societies are represented by the Jukebox License Office.

          The Jukebox License Office has accepted the Company's downloading Digital Jukeboxes under its designation and issued its first-ever license for this type of equipment. Because the downloading Digital Jukeboxes will be linked to a single proprietary network, the Company has the right to license its Digital Jukeboxes as if they were part of one big jukebox "route".

          A recording artist's rendition of a musical number, recorded under contract with a record company, is subject to royalty payments. Record label companies have traditionally included royalty charges in the purchase price of their music releases, either on CD, vinyl or cassette tape. This gives them control over the collection and distribution of payments to the artists they represent.

          The Company is negotiating with each record label company for the right to play their music, based on the payment of a royalty charge each time a selection is played. To date, PolyGram Records, Capitol Records/EMI, MCA Records Inc., Virgin Records America Inc. and Warner Music Group have granted the Company such rights to play their music. For the four month market trial period (see "Marketing Strategy"), the results of the market trial will be used to negotiate long term agreements with the record label companies and establish the amount of royalties to be paid each time a selection is played. These record companies have also agreed to provide part of their existing music collections, including all new future releases, free of charge for inclusion in the Company's central music library for the market trial test. The Company may download selections to the music repertoires of any Digital Jukebox. A mechanical right shall be paid each time the Company downloads a selection from its central music library to an individual jukebox. The recording companies will rely on the Company's ability to generate pay-for-play statements, identifying the royalty amounts owing to them.

Future Financing

          The $4,000,000 received from the Selling Shareholders will enable the Company to complete its remaining business start-up activities, including: (1) conducting a market trial test; (2) registration of the Company's patents in the United States, Japan, Canada and the member countries of the European patent office organization; (3) continuing research and development of the Digital Jukebox; (4) establishing a national sales network; and (5) negotiating long term contracts with the major music label companies. The Company estimates that these start-up activities will continue until March 1, 1998, at which time the Company will be ready to commence manufacturing the Digital Jukeboxes. The manufacturing and delivery activities contemplated by the Company will require an additional $24,000,000 U.S. in capital. An additional $14,000,000 U.S. will also be needed by the Company, approximately $10,000,000 U.S. for continued operations and $4,000,000 U.S. for the development and purchase of a "central server," a computer hardware and software system for storing, downloading and accounting for music played on the Digital Jukeboxes.

          The $38,000,000 U.S. additional funds will be needed by the Company by March 1998, to penetrate the market rapidly. The Company plans to pay the manufacturing costs of the Digital Jukeboxes and to provide them to the opera-tors. (See "Marketing Strategy".) For their part, the operators will place the units in their present locations and provide the maintenance needed to keep the equipment in good working order. The Company plans to enter into agreements with the jukebox operators, to be negotiated individually, by which the Company and the operator will share the cashbox income generated by each Digital Jukebox. The Company plans to share the income generated by its Digital

jukeboxes on the basis of approximately 45% to 50% for the Company and approximately 50% to 55% for the jukebox operator.

          There can be no assurances that the Company will be able to raise this $38,000,000 U.S., as and when needed, on terms satisfactory to the Company, or at all. Nor can there be any assurances that the Company will interest enough jukebox operators to enter into arrangements of this nature. Finally, there can be no assurances that even if all these events take place, the operations of the Company will prove commercially profitable.

Properties

          The Company owns no real estate. Its operations are conducted through Touchtunes Digital Jukebox Inc. which has entered into a lease for a term of three years commencing May 1, 1997, for 3,933 square feet of office space at One Commerce Place, Nun's Island, Verdun (Quebec) Canada H3E 1A2. The space is divided on two floors, 2,724 square feet in Suite 330 and 1,209 square feet in Suite 570. The annual rent is $76,438 CDN payable in monthly installments. The computer programmers are located in Suite 330 while administration and secretarial services are conducted from Suite 570. Management believes the leased premises are presently adequate for the Company's operations. The Company recently rented 1259 square feet of office space at 1110 Cook Road, Suite 353, Buffalo Grove, Illinois 60089, at an annual rental of less than $25,000 for use as a sales and marketing office and parts distribution centre.

Employees

          The Company operates its business through Touchtunes Digital Jukebox Inc., which has a total of sixteen employees. These comprise: 2 executive officers; 1 sales and marketing executive; 1 sales manager, 1 service manager, 2 research and development directors; 1 administrative manager; 1 secretary; 1 bookkeeper; 1 graphic artist; and 5 computer programmers. The Company has no collective bargaining agreement with any union and its employee relations are satisfactory.

Legal Proceedings

          There are no legal proceedings pending against the Company.

                                  MANAGEMENT

Directors and Executive Officers

          The executive officers and directors of the Company are listed below.

               Name                 Office          Age

        Tony Mastronardi    President and Director   37

        Guy Nathan          Senior Vice-President,   53
                            Secretary and Director

        Tonino Lattanzi     Vice-President and       45
                            Director

        Jacques Bourque     Assistant-Secretary      46
                            and
                            Director

        Pierre Pharand      Director                 55

        Andre Duquenne      Director                 58



Tony Mastronardi resides in Montreal, Canada. Since 1984, Mr. Mastronardi has been employed by Les Pavages Samacon Inc., a Montreal-based family-owned construction company. Since April 1993, he has also been active in the management of Viatel Communications Inc., a Montreal-based cellular phone distributor. His role with the Company evolved from Director of Sales to President. He completed his post-secondary school studies at Damson College in 1981.

Guy Nathan currently resides in Montreal, Canada. Mr. Nathan is an inventor, having patented numerous intellectual property inventions since 1965. He also founded several companies for the purpose of promoting and marketing his inventions. Mr. Nathan has a great deal of experience in telecommunications. He was directly involved in the creation of photovoltaic powered television transmitters and repeaters and microwave links; created a photovoltaic powered modular television set for communal and educational tv use in third world countries; acted as consultant for numerous African countries in matters of telecommunications, more particularly in setting-up radio and television networks by satellite; developed satellite dish antennas for direct television reception in KU band and developed and patented an interactive cable tv.

Tonino Lattanzi resides in France. Mr. Lattanzi has organized and been an active shareholder in several European corporations since 1975. In 1975, he organized Bennes Expres, a French corporation specializing in industrial waste management and residential garbage collection. In 1989, he organized Neturba, an Italian corporation which performs the same functions in Italy as Bennes Expres does in France. In 1989, he also organized France Pressions Expres, a French corporation specializing in construction alteration, road repairs and cement structures.

Jacques Bourque resides in Montreal, Canada. Mr. Bourque is a lawyer and senior partner of the law firm of Guy & Gilbert which has offices in Montreal, Canada. Mr. Bourque graduated from the law faculty of the Universite de Montreal in 1973 and was admitted to the Bar of the Province of Quebec in 1975. He also holds a Master in Business Administration from McGill University in 1977. Mr. Bourque has had extensive experience in corporate and commercial law, specializing in mergers and acquisitions.

Pierre Pharand resides in Montreal, Canada. Mr. Pharand was appointed Vice-President of Sofinov, Societe Financiere d'Innovation Inc. ("Sofinov") in September 1996. Sofinov is a venture capital fund and a wholly owned subsidiary of Caisse de Depot et placement du Quebec, a major pension fund with
57.2 billion dollars CDN of assets under management. Mr. Pharand holds a Bachelor's degree in industrial relations from the Universite de Montreal in 1972 and a Bachelor's degree in business administration from McGill University in 1964. He is also a Chartered Administrator. Prior to joining Sofinov, Mr. Pharand was President of Acero Management International Inc., a consulting firm specializing in the corporate development of technology-related companies. He was also Chairman of the Board as well as President and Chief Executive Officer of Datagram Inc., a communications and technology company. Mr. Pharand has held a number of managerial positions with Campagnie Generale D'Electricite De France, where he was in charge of different subsidiaries.

Andre Duquenne is Senior Vice President of Information Technologies of T2C2, a venture capital fund organized by the Caisse de Depot, the Business Development Bank of Canada and others. Mr. Duquenne served from 1993 to June 1997 as

Senior Vice President for technology placements at Societe Innovatech du Grand Montreal, a $300,000,000 CDN fund, specializing in high-tech and biomedical investments. Since 1993 he has served as a director for a number of public and private companies including Cognicase Inc., Touchtunes Digital Jukebox Inc., Tecsys Inc., Toon Boom Technologies Inc., Systemcorp Inc. and PAD Systems Inc.

Executive Compensation

          Until January 1, 1997, the Company had no arrangement for the remuneration of its officers and directors, except that they received reimbursement for actual, out-of-pocket expenses, including travel expenses, made on behalf of the Company. No remuneration was paid to the officers and directors of the Company for the year ended December 31, 1996.

          On March 11, 1997, the Company entered into an employment agreement with Tony Mastronardi, its President. The term of his employment is for five years and the salary for his first year of employment was fixed at $125,000 CDN. The salary is payable commencing January 1, 1997. Mr. Mastronardi entered a non-competition and confidentiality agreement with the Company for as long as he remains in its employ and for an additional year thereafter. The non-competition covenant will continue for as long as Mr. Mastronardi owns any shares, directly or indirectly, in the Company.

     On March 11, 1997, the Company also negotiated an employment agreement with Guy Nathan, its Senior Vice-President and Secretary. The terms of the employment agreement with Mr. Nathan are identical to those of the employment agreement entered with Mr. Mastronardi. Mr. Nathan also executed a non-competition and confidentiality agreement in favor of the Company on terms identical to those of the non-competition and confidentiality agreement executed by Mr. Mastronardi.

                    PRINCIPAL SHAREHOLDERS

          The following table sets forth information regarding the beneficial stock ownership of the Company's executive officers and directors and each person known by the Company to own five percent or more of the outstanding shares of its Common Stock as of June 30, 1997.

























   Name and Address       Amount and Nature           Percent of
   Of Beneficial Owner    of Beneficial Ownership     Class
   ---------------------  -----------------------   -------------
   Tony Mastronardi         10,001,920 shares (1)     68.58%
   President, Director         866,825 shares (2)      5.94%
   4973, Felix Mclernan
   Pierrefonds QC H8Y
   3L2

   Guy Nathan               10,001,920 shares (1)     68.58%
   Senior Vice-President       866,825 shares (2)      5.94%
   Secretary, Director
   1, rue Jeanne D'Arc
   91330
   Yerres France

   Tonino Lattanzi             328,038 shares           2.25%
   Vice President,          10,001,920 shares (1)      68.58%
   Director                    866,825 shares (2)       5.94%
   12, rue Dubois               14,666 shares (3)       .001%
   92140
   Clamart France

   All officers and         11,215,049 shares         76.896%
   Directors as a group
   (six persons)

   Oraxium International       901,600 shares (4)       6.18%
   P.O. Box 159
   Hibiscus Square
   Pond Street, Grand
   Turk
   Turks and Caicos
   Islands
   British West Indies


--------------------------
(1) Messrs. Mastronardi, Nathan and Lattanzi each own 33% of the capital stock of Techno Expres, SA, a French corporation with offices at 36, rue Du Marche, 94140 Alfort Ville France, the owner of 10,001,920 shares of the Company's Common Stock.

(2) Messrs. Mastronardi, Nathan and Lattanzi own 50%; 16.67% and 33.33% respectively, of the capital stock of Touchtunes Juke Box Inc., a Canadian corporation with offices at One Commerce Place, suite 330, Nun's Island QC H3E 1A2, the owner of 866,825 shares of the Company's Common Stock.

(3) Mr. Lattanzi indirectly owns Neturba SRL, an Italian corporation with offices at via Bonafica 26 63040 Malitignano, Italy the owner of 14,666 shares of the Company's Common Stock.

(4) Oraxium International Inc. is an independent corporation which acquired 901,600 shares of Common Stock from the Company between December 1994 and April 1997 for work involving the Digital Jukebox technology and software. The Company has been informed that Oraxium International Inc. was organized under to laws of Turks and Caicos Islands. (See "CERTAIN TRANSACTIONS").




                     CERTAIN TRANSACTIONS

With Officers,
Directors and Others

          On December 8, 1994, Touchtunes Jukebox Joint Venture (the "Joint Venture"), an informal partnership comprising four corporations and two individuals, purchased 760,400 shares of Common Stock from the persons who organized the Company, for a cash consideration of $75,000. Such persons are no longer affiliated with the Company. An additional 1,000,000 shares of Common Stock was acquired at that time by the Joint Venture in consideration for exclusive rights to the patent pending (PCT/FR94/01185) for the Digital Jukebox. All 1,760,400 shares were acquired for investment. Subsequently, the partners distributed these shares among themselves and dissolved the Joint Venture. Tony Mastronardi, President of the Company, was the owner of one corporation which received 714,950 shares. Another corporation, Touchtunes Juke Box Inc., which received 216,666 shares, is owned 50% by Tony Mastronardi; 16.67% by Guy Nathan; and 33.33% by Tonino Lattanzi, officers and directors of the Company. Mr. Nathan also received 180,000 shares directly. Oraxium International Inc., which is now a principal shareholder of the Company, received 225,000 shares. The other individual and the remaining corporation were independent third parties, having no affiliation with the Company.

          On March 6, 1995, the Company agreed to issue 10,000,000 shares of Common Stock to S.G.R.M. Inc. ("SGRM"), a corporation incorporated under the laws of the Turks and Caicos Islands, in exchange for patents, patents pending and other intellectual property rights. In November 1995, this agreement was amended and the 10,000,000 shares of Common Stock were issued to Techno Expres, S.A., a French corporation, owned 33% each, by Messrs. Tony Mastronardi, Guy Nathan and Tonino Lattanzi, officers and directors of the Company. The 10,000,000 shares were acquired for investment.

          During December 1995, the Company issued an aggregate of 909,000 shares of Common Stock as follows: 100,000 shares to Albert Dutour, an independent third party, in consideration of $150,000; 275,000 shares to Oraxium International Inc. as part of the consideration for the purchase by the Company of the "realtime modular multi-process kernel", the platform on which the software of the Digital Jukebox is built; 300,000 shares to Tonino Lattanzi, a director of the Company, in consideration for operating money advanced to the Company in the amount of $300,000; 234,000 shares to Touchtunes Juke Box Inc. ("Juke Box"), for services rendered to the Company having a value of $203,337, and for expenses incurred of $31,440. Juke Box is owned 50% by Tony Mastronardi; 16.67% by Guy Nathan; and 33.33% by Tonino Lattanzi, officers and directors of the Company. Oraxium International Inc. is a principal shareholder of the Company. The 909,000 shares were acquired for investment by the respective subscribers.

          On September 25, 1996, the Company authorized the issuance of 900,888 shares of Common Stock to Juke Box for a cash consideration of $477,470 and 75,000 shares to Giovanni D'Andrea, an independent third party, for professional services valued at $40,000. On December 20, 1996, the Company authorized the issuance of 400,000 shares of Common Stock to Oraxium Interna-tional Inc. and 50,000 shares each, to Messrs. Pierre Martineau and Sylvain Duchesne, employees of Juke Box, in consideration for agreeing to extend the scope and duration of non-competition covenants given to the Company. On December 27, 1996, the Company authorized the issuance of 199,819 shares of Common Stock to Juke Box for a cash consideration of $420,698. All 1,675,707 shares were issued in April 1997 and were acquired for investment by the respective parties. Juke Box is owned 50% by Tony Mastronardi; 16.67% by Guy

Nathan; and 33.33% by Tonino Lattanzi, officers and directors of the Company. Oraxium International Inc. is a principal shareholder of the Company.

With the Selling Shareholders

          On March 21, 1997, two independent Canadian investors, Societe Innovatech du Grand Montreal and Sofinov Societe Financiere d'Innovation Inc. (the "Selling Shareholders") agreed to invest $4,000,000 Canadian Dollars (CDN) in the Company, upon certain terms and conditions. To accomplish this, they invested $4,000,000 CDN in Touchtunes Digital Jukebox Inc. ("Touchtunes"), a Canadian subsidiary organized by the Company specifically for that purpose, in the manner described below.

          The Selling Shareholders purchased 100 Class B shares and 20 Class C shares of Touchtunes, at a price of $5,000 CDN per share, for an immediate cash consideration of $600,000 CDN. They also subscribed to an additional 680
Class C shares of Touchtunes, at a price of $5,000 CDN per share, for a total consideration of $3,400,000 CDN. Both the Class C shares and the funds were deposited in escrow. On May 9, 1997, the Selling Shareholders released an additional $750,000 CDN from escrow against delivery to them of 150 Class C shares, leaving a balance of $2,650,000 CDN and 530 Class C shares in escrow. Payment of this $2,650,000 CDN was released from escrow on July 17, 1997 against delivery of the remaining 530 Class C shares. The Selling Shareholders also purchased 100 shares of Series A Preferred Stock of the Company. This Prospectus is intended to cover their sale of a maximum of 2,000,000 shares of the Common Stock reserved for issuance to them upon exercise of their rights to exchange their 100 Class B shares and 700 Class C shares of Touchtunes into 2,000,000 of the Company's Series A Preferred shares and their subsequent conversion of such Series A Preferred shares (and the 100 shares of Series A Preferred Stock which they already own) into 2,000,100 shares of Common Stock.

          The Company is the owner of 800 Class A shares of Touchtunes, acquired at a price of $1.00 CDN per share. Class A shares entitle the holder to one vote per share. The Selling Shareholders own 100 Class B shares and 700 Class C shares of Touchtunes. Class B shares entitle the holder to eight votes per share and Class C shares are non-voting. Thus, the Company and the Selling Shareholders have equal voting rights in Touchtunes. The Company entered into has an agreement by which Touchtunes agreed to carry out the research and development work for the Digital Jukeboxes and all such additional services as may be reasonably requested by the Company in connection with the Digital Jukebox project.

          The Company and the Selling Shareholders have also entered into a shareholders agreement governing their relationship in Touchtunes. Each has the right to appoint three members to the six member Board of Directors of Touchtunes. In the event of a deadlock, the Board of Directors may be increased to seven members. The seventh member will be chosen jointly by the Company and the Selling Shareholders. If the Selling Shareholders exercise all of their exchange rights, the Company will remain the sole shareholder of Touchtunes.

          All the shares in Touchtunes acquired and to be acquired by the Selling Shareholders are exchangeable at their option, at a value of $1.50 U.S. per share, into a maximum of 2,000,000 <F1> Series A Preferred shares of the

   <F1>  The conversion price of $1.50 U.S. per share was arrived at by converting the $4,000,000 CDN investment into United States dollars, using a conversion rate of $0.75 U.S. The $4,000,000 CDN investment is deemed a $3,000,000 U.S. investment. At $1.50 U.S. per share, the maximum number of shares converted would be 2,000,000.

Company. Series A Preferred shares are convertible into Common Stock, share for share. The Selling Shareholders have the right to exchange each of their Class B and Class C shares of Touchtunes for a maximum of 2,500 Series A Preferred shares of the Company, for a total of 2,000,000 Series A Preferred shares.

          Based on the present number of shares of Common Stock of the Company issued and outstanding (14,584,707 shares), assuming the exchange of their Class B and Class C Touchtunes shares for Series A Preferred Stock of the Company and their conversion of such Series A Preferred Stock (plus the 100 shares of Series A Preferred Stock which they already own) into 2,000,100 shares of Common Stock, the Selling Shareholders will own 12.06% of the 16,584,807 shares of Common Stock which will then be outstanding. It is anticipated that this will take place on the effective date of this Prospectus.

          On March 21, 1997, the Company and the Selling Shareholders also entered into a shareholders agreement governing their relationship as shareholders of the Company. This provided the Selling Shareholders with the right to appoint two members to the Company's Board of Directors. Their designees, Pierre Pharand and Andre Duquenne, have since been elected as Directors. (See "MANAGEMENT".)

                             SELLING SHAREHOLDERS

          This Prospectus is intended to permit the sale by Societe Innovatech du Grand Montreal and Sofinov Societe Financiere d'Innovation Inc. (the "Selling Shareholders") of a maximum of 2,000,000 shares of the Company's Common Stock reserved for issuance to them upon exercise of their rights to exchange their shares of Touchtunes into 2,000,000 of the Company's Series A Preferred shares and their subsequent conversion of such Series A Preferred shares (plus the 100 shares of Series A Preferred Stock which they already own) into 2,000,100 shares of the Company's Common Stock. (See "CERTAIN TRANSAC-TIONS".)

          The following table sets forth the names of the Selling Shareholders, the number of shares of Common Stock to be owned beneficially by each of them, once they exercise their exchange rights and convert their Series A Preferred shares into Common Stock, and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Shareholders. This also assumes that the exchange rights of the Selling Shareholders will be exercised for the maximum of 2,000,000 Series A shares on the effective date of this Prospectus and immediately converted into Common Stock.



















Shares Beneficially Owned              Number of  Shares
Prior to Offering (1)                  Shares     Beneficially Owned
                                       being      After Offering (1)(3)
                                       Offered

Name             Number     Percent               Number    Percent
                            (2)                               (2)
-------------   ---------- ---------  ----------  -------   --------
Sofinov          1,200,060  7.2        1,200,000     0         0
Societe-
Financiere
d'Innovation
Inc.

Societe            800,040  4.8          800,000     0         0
Innovatech du
Grand Montreal

___________________________
(1) These independent Canadian entities have sole voting and investment power with respect to all the shares beneficially owned by them.

(2) Applicable percentage of ownership is based on 16,584,807 shares of Common Stock issued and outstanding, once their exchange rights and conversion rights are exercised.

(3)  Assumes the sale of all the shares of Common Stock offered hereby.

          The Selling Shareholders have advised the Company that they intend to sell their shares from time to time at prices prevailing in the over-the-counter market at the time of such sales. They will not pay more than usual brokerage commission rates.

                         DESCRIPTION OF CAPITAL STOCK

          The following summary description of the Company's capital stock is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation.






















Common Stock

          The Company is authorized to issue 35,000,000 shares of Class A Common Stock ("Common Stock") par value $.001 per share, of which 16,584,707 shares are outstanding as of the date hereof, after giving effect to the conversion of all Series A Preferred shares into Common Stock.

          Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for elections of directors. Holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefore and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after the payment of liabilities.

          Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are validly authorized and issued, fully paid, and nonassessable.

Preferred Stock

          The Company is authorized to issue 10,000,000 shares of Series A Preferred Stock, par value $.001 per share. Only 100 shares were issued prior to the date hereof. An additional 2,000,000 shares will be issued and outstanding on the effective date hereof, giving effect to the exchange by the Selling Shareholders of their Class B and Class C shares of Touchtunes for 2,000,000 shares of Series A Preferred Stock.

          The Common Stock and the Series A Preferred Stock rank equally in all respects and have identical rights. Each Series A Preferred share can be converted into one share of Common Stock at the option of the holder thereof. An aggregate of 2,000,000 shares of Series A Preferred Stock have been reserved for issuance to the Selling Shareholders on the effective date of this Prospectus. On that date, it is anticipated that the Selling Shareholders will convert their 2,000,100 shares of Series A Preferred Stock into Common Stock. (See "SELLING SHAREHOLDERS" and "CERTAIN TRANSACTIONS").

Transfer Agent

          The Company has appointed National Stock Transfer, Inc. as transfer agent for the Common Stock.

                                 LEGAL MATTERS

          The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Karp and Sommers, 950 Third Avenue, New York, New York 10022.

                                    EXPERTS

          The financial statements of Technical Maintenance Corporation for the fiscal years ended December 31, 1996, 1995 and 1994 incorporated by reference herein, have been audited by Armstrong Gilmour, Accountancy Corporation, as set forth in their reports thereon included therein. Such financial statements of Technical Maintenance Corporation are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as an expert in accounting and auditing.



                       TECHNICAL MAINTENANCE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS




                                                              PAGE
                                                              NUMBER
                                                              -------

          December 31, 1996

               Auditors' Report                                F-2
               Balance Sheet                                   F-3
               Statement of Operations                         F-4
               Statement of Stockholders' Equity               F-5
               Statement of Cash Flows                         F-6
               Notes to Financial Statements                   F-7-8-9-10

          June 30, 1997

               Interim Balance Sheet                           F-11
               Interim Statement of Stockholder's Equity       F-12
               Interim Statement of Loss                       F-13
               Interim Statement of Cash Flows                 F-14
               Schedule of Accumulated Expenses and Deficits
                During the Development Period                  F-15
               Schedule of Cash Flows During the Development   F-16
                Period
               Notes to Interim Financial Statements           F-17-18-19-20-21

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors
Technical Maintenance Corporation
   (A Development Stage Company):

We have audited the accompanying balance sheets of Technical Maintenance Corporation (A Development Stage Company) as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996 and for the development period from December 8, 1994 through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Technical Maintenance Corporation (A Development Stage Company) as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 and for the development period from December 8, 1994 through December 31, 1996 in conformity with generally accepted accounting principles.


                                     /s/Armstrong Gilmour
                                     Accountancy Corporation

Walnut Creek, CA
March 28, 1997

                       TECHNICAL MAINTENANCE CORPORATION
                         (A Development Stage Company)

                                Balance Sheets

                          December 31, 1996 and 1995

                                               1996          1995
                                         ----------     -----------
                Assets

Current assets:
 Cash                                    $      96               _
 Prepaid expenses                           21,306               _
                                         ----------     -----------

   Total current assets                     21,402               _
                                         ----------     -----------

Fixed assets:
 Computer equipment                         28,629          28,629
 Software                                  360,000         360,000
                                         ----------     -----------
                                           388,629         388,629
 Less accumulated depreciation            (149,452)        (71,726)
                                         ----------     -----------

   Net fixed assets                        239,177         316,903

Intangibles, net of accumulated          1,453,693         463,864
 amortization                            ----------     -----------

                                        $1,714,272         780,767
                                        ===========     ===========


 Liabilities and Stockholders' Equity
               (Deficit)

Current liabilities:
 Accounts payable                        $  94,415          32,940
 Accrued expenses                           45,930               _
 Accrued non-competition agreement
  obligations, including $800,000        1,000,000               _
  due to a stockholder
 Advances from stockholders                909,031          90,961
                                         ----------     -----------

     Total current liabilities            2,049,376        123,901
                                         ----------     -----------

Stockholders' equity (deficit):
 Class A common stock, $.001 par value
   Authorized: 25,000,000 shares
   Issued and outstanding: 12,909,000       12,909          12,909
 Additional paid-in capital              1,430,020       1,430,020
 Accumulated deficit                        (1,000)         (1,000)
 Deficit accumulated during the         (1,777,033)       (785,063)
  development stage                     -----------     -----------

     Total stockholders' equity           (335,104)        656,866
     (deficit)                           ----------     -----------

                                         $1,714,272        780,767
                                        ===========     ===========

                See accompanying notes to financial statements.

                                  F-3  (1)

                       TECHNICAL MAINTENANCE CORPORATION
                         (A Development Stage Company)

                           Statements of Operations                        Development
                                                                              Period
                                               Years Ended               December 8, 1994 -
                                        1996        1995        1994     December 31, 1996
                                   ----------   ---------   ----------   ------------------
Net sales                          $       _           _            _

Operating expenses:
 Research and development            246,430     148,306            _          394,736
 Professional and consulting fees    223,899     289,619            _          513,518
 Travel and transportation           116,126     147,559            _          263,685
 Management fees                      85,847      37,762            _          123,609
 Selling and promotional expenses     65,681           _            _           65,681
 Office expenses                      40,165      20,856            _           61,021
 Rent                                 24,579      26,185            _           50,764
 Depreciation                         77,726      71,726            _          149,452
 Amortization                        111,517      43,050            _          154,567
                                   ----------   ---------   ----------   ----------------

     Net loss                      $(991,970)   (785,063)           _        1,777,033
                                   ==========   =========   ==========   ================

Net loss per share                 $   (0.08)      (0.07)           _
                                   ==========   =========   ==========

Number of shares used to compute
net loss per share                12,909,000  10,535,844    1,065,758
                                  =========== =========== ============

                       TECHNICAL MAINTENANCE CORPORATION
                         (A Development Stage Company)

                 Statements of Stockholders' Equity (Deficit)

                     Years Ended December 31, 1996, 1995 and 1994    Deficit
                                                                   Accumulated
                              Class A       Additional              during the
                            Common Stock     Paid-in  Accumulated  Development
                          Shares     Amount  Capital     Deficit     Period      Total
                        ---------  --------  --------  ----------- -----------  ----------
Balances,               1,000,000  $  1,000         _     (1,000)           _          _
 January 1, 1994

 Issuance of            1,000,000     1,000    62,539          _            _      63,539
  common stock          ---------  --------  --------  ----------- -----------  ----------



Balances,               2,000,000     2,000    62,539     (1,000)           _      63,539
 December 31, 1994

 Issuance of
  common stock:
 Nov 24-$.05 per share 10,000,000    10,000   490,000          _                  500,000
 Dec 31-$.70 per share    275,000       275   193,337          _                  193,612
       $1.00 per share    300,000       300   299,700          _                  300,000
       $1.00 per share    234,000       234   234,544          _                  234,778
       $1.50 per share    100,000       100   149,900          _                  150,000
 Net loss                     _          _        _            _     (785,063)   (785,063)
                        ---------  --------  --------  ----------- -----------  ----------

Balances,               12,909,000   12,909 1,430,020     (1,000)    (785,063)    656,866
 December 31, 1995

 Net loss                     _           _       _                  (991,970)   (991,970)
                        ---------  --------  --------  ----------- -----------  ----------


Balances,               12,909,000 $ 12,909 1,430,020     (1,000)  (1,777,033)   (335,104)
 December 31, 1996      ========== ======== ========= ============ ===========  ===========


                See accompanying notes to financial statements.

                                   F-5  (2)

                       TECHNICAL MAINTENANCE CORPORATION
                         (A Development Stage Company)

                           Statements of Cash Flows
                                                                         Development
                                             Years Ended                    Period
                                                                       December 8, 1994 -
                                         1996       1995       1994    December 31, 1996
                                    -----------  ---------  --------  ------------------
Cash flows from operating
activities:
Net loss                            $ (991,970)  (785,063)       _      (1,777,033)
 Adjustments to reconcile net loss
  to net cash used by operating
  activities:
   Depreciation and amortization      189,243     114,776        _         304,019
   Write-off of software                    _      27,996        _          27,996
    development costs
   Changes in assets and
    liabilities:
    Prepaid expenses                  (21,306)          _        _         (21,036)
    Accounts payable                   61,475      32,940        _          94,415
    Accrued expenses                   45,930           _        _          45,930
                                    -----------  ---------  --------  ------------------
   Net cash used by operations        (716,628)  (609,351)       _      (1,325,979)
                                    -----------  ---------  --------  ------------------

Cash flows from investing
activities:
 Increase in costs of intangibles     (101,346)         _        _        (101,346)
 Purchase of software                       _    (110,447)       _        (110,447)
                                    -----------  ---------  --------  ------------------

   Net cash used by investing         (101,346)  (110,447)       _        (211,793)
    activities                      -----------  ---------  --------  ------------------


Cash flows from financing
activities:
 Advances from stockholders           818,070     569,798        _       1,387,868
 Proceeds from sale of common               _     150,000        _         150,000
  stock                             -----------  ---------  --------  ------------------

   Net cash provided by financing     818,070     719,798        _       1,537,868
    activities                      -----------  ---------  --------  ------------------

        Net increase in cash               96           _        _              96

Cash at beginning of year                   _           _        _               _
                                    -----------  ---------  --------  ------------------

Cash at end of year                 $      96           _        _              96
                                    ===========  =========  ========  ==================

Supplemental cash flow information:
 Interest paid                      $       _           _        _               _
                                    ===========  =========  ========  ==================

 Income taxes paid                  $       _           _        _               _
                                    ===========  =========  ========  ==================

    Noncash investing and financing
     activities:
    The following were exchanged
     for common stock:
       Patents                      $       _     500,000    6,914         506,914
       Software                             _     193,612   56,625         250,237
       Advances from stockholders           _     534,778        _         534,778
                                    -----------  ---------  --------  ------------------
                                    $       _    1,228,390  63,539       1,291,929
                                    ===========  =========  ========  ==================
        Accrual of non-competition  $ 1,000,000         _        _       1,000,000
         agreement                  ===========  =========  ========  ==================

                See accompanying notes to financial statements.

                                  F-6  (3)

                       TECHNICAL MAINTENANCE CORPORATION
                         (A Development Stage Company)

                         Notes to Financial Statements

                 Years Ended December 31, 1996, 1995 and 1994


1) The Company and Its Summary of Significant Accounting Policies

   Nature of Operations

   Technical Maintenance Corporation (the Company) is a development stage company, which has not generated any revenue since it commenced operations in 1994. The Company's primary efforts have been directed at the development of a digital jukebox, which will utilize digital audio transfer technology to distribute music titles through a proprietary distribution network. The development of the Company's commercial products will require additional funds. There is no assurance that commercially successful products will be developed or that the Company will achieve profitable operations.

   The Company has no employees and operating expenses have been funded by stockholder advances. Substantially all of the developmental activities are conducted through a Canadian corporate stockholder, Touchtunes Jukebox, Inc. Touchtunes Jukebox, Inc. charges the Company for costs incurred plus the equivalent to a 15% management fee.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

   Fixed Assets

   Fixed assets consist of computer equipment and purchased software which are stated at cost. Depreciation commenced in 1995 and is provided on a straight-line basis over estimated useful lives of 5 years.

   Intangibles

   (i)   Software Development Costs

      Costs related to the conceptual formation and design of internally developed software are expensed as research and development as incurred. It is the Company's policy that certain internal software development costs, incurred after technical feasibility has been demonstrated and which meet recoverability tests, are capitalized and amortized over the economic life of the product. The establishment of technical feasibility and the ongoing assessment of recoverability of those costs requires judgment by management with respect to certain external factors, including but not limited to anticipated future gross revenue, estimated economic life and changes in technology. No internal software development costs have been capitalized as of December 31, 1996.




                                                                    (Continued)

                                 F-7  (4)

                       TECHNICAL MAINTENANCE CORPORATION
                         (A Development Stage Company)

                         Notes to Financial Statements



(1)The Company and Its Summary of Significant Accounting Policies, continued

   (ii) Patents

       Patents consist primarily of processes and systems related to the operation of a digital jukebox and the interactive program distribution for telebroadcasting. Patents contributed by stockholders in exchange for stock are valued at the stockholder's cost, which was approximately $507,000.

       The patents and related intellectual property are amortized on a straight-line basis over their estimated economic lives of 5 years. Amortization commenced in 1995.

   (iii)  Non-Competition Agreements

       The Company has non-competition agreements with the provider of computer operating systems and several system programmers who assisted in the development of the system. The agreements are effective January 1, 1997 and cover the succeeding five years. The costs will be amortized on a straight line basis over the five-year life of the agreements.

   Income Taxes

   The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities using currently enacted tax rates and laws.

   Net Loss Per Share

   Net loss per share is computed using the weighted-average number of shares of common stock outstanding.

   Reclassification

   Certain 1995 balances have been reclassified to conform to the 1996 presentation.


2) Intangibles

   Intangible assets  consist of the following at December 31:

                                             1996        1995
                                       ------------   ----------

         Patents                        $  608,260      506,914
         Non-competition agreements      1,000,000           _
                                       ------------   ----------

                                         1,608,260      506,914
         Less accumulated amortization    (154,567)     (43,050)
                                       ------------   ----------
                                       $ 1,453,693      463,864
                                       ============   ==========

                                                                    (Continued)


                                 F-8  (5)

                       TECHNICAL MAINTENANCE CORPORATION
                         (A Development Stage Company)

                         Notes to Financial Statements




3) Income Taxes

   No provision for income taxes is included in the financial statements because the Company has had continuous losses and there is no assurance that there will be future taxable income toward which the current loss carryforward might offset.

   Accordingly, the Company has a potential deferred tax asset of approximately $602,000 (based on the 34% Federal tax rate) which results from a net operating loss carryforward of $1,771,000, which will expire through the year 2011. However, a valuation reserve has been established against the deferred tax asset since the utilization of the carryforward is not assured.

   The Company incorporated in the state of Nevada, which has no state income tax.


4) Related Party Transactions

   Following are transactions that occurred between the Company and its stockholders:

   Non-Competition Agreement

   On December 20, 1996, the Company entered into a five year non-competition agreement with Oraxium International, Inc., which is a stockholder and the supplier of the Company's computer operating system. The agreement takes effect January 1, 1997 and provides for $800,000 of consideration. The Board of Directors has authorized the issuance of 400,000 shares of restricted Class A common stock which it valued at $2 per share. At March 28, 1997, the shares had not been issued and the obligation is reflected as a liability on the balance sheet.

   Purchases

   In 1995, the Company purchased a computer operating system from Oraxium International, Inc. for $360,000, which was paid through the issuance of 275,000 shares of common stock valued at $193,612. The balance of the purchase price was paid in cash.

   In 1995, the Company exchanged 10,000,000 shares of its common stock for patents from its controlling shareholder, Techno Expres S.A.. The patents were recorded at $500,000 which approximated Techno Expres' cost.









                                                                    (Continued)

                                F-9  (6)

                       TECHNICAL MAINTENANCE CORPORATION
                         (A Development Stage Company)

                         Notes to Financial Statements




4) Related Party Transactions, continued

   Expenses

   Touchtunes Jukebox, Inc., a stockholder, charged the Company approximately $647,000 in 1996 and $318,000 in 1995 for research and development and operating expense reimbursements. Included in the reimbursements were fees to Touchtunes of $85,847 in 1996 and $38,762 in 1995 as a 15% mark-up on actual costs.

   In 1995, Mr. Tonino Lattanzi, a stockholder and member of the Board of Directors, received $62,000 in fees and was reimbursed $125,000 in professional fees and $113,000 in travel and promotional expenses. Mr. Lattanzi received 300,000 shares of common stock as consideration for the fees and expenses.

   In 1995, $59,000 of consulting fees were paid to Oraxium International, Inc., a stockholder of the Company.

   Amounts Owed to Stockholders

   At December 31, 1996 and 1995, the Company owed Touchtunes Jukebox, Inc., a stockholder, $908,031 and $87,861, respectively, for expense advances. The advances are non-interest bearing and due on demand. In 1996, the Board of Directors approved the issuance of 1,100,707 shares of common stock in payment of $898,168 of advances from Touchtunes Jukebox, Inc. The shares have not been issued as of March 28, 1997 and the amount continues to carried as an advance from stockholder in the balance sheet. In 1995, Touchtunes received 234,000 shares of common stock, valued at $234,000, as a partial settlement of the then outstanding balance of advances.

   Other stockholders had advances to the Company of $1,000 and $3,100 at December 31, 1996 and 1995, respectively.

   Included in accrued non-competition agreement obligations at December 31, 1996 is an $800,000 obligation to Oraxium International, Inc.


5) Common Stock

   In late 1996, the Board of Directors approved the issuance of 1,675,707 Class A common stock to vendors and stockholders as consideration for obligations totaling $1,938,168. None of the shares were actually issued in 1996 and the obligations continued to be reported as liabilities in the balance sheet. Had the shares been issued when approved, the stockholders' equity would have been increased by $1,938,168. Because the Board's actions occurred in late 1996, the effect on loss per share, based on weighted-average shares outstanding, was insignificant.






                                F-10  (7)

                   TECHNICAL MAINTENANCE CORPORATION
                        (A DEVELOPMENT STAGE COMPANY)
                           INTERIM BALANCE SHEET
                             AS AT JUNE 30, 1997
                   (with comparatives as at December 31, 1996)
                                 (Unaudited)
                                                       1997           1996
                                                          $              $
---------------------------------------------------------------------------
                                ASSETS
Current
Cash                                                    795             96
Prepaid expenses                                          -         21,306
---------------------------------------------------------------------------

                                                        795         21,402
---------------------------------------------------------------------------

Computer equipment, net (note 2)                     14,317         17,177

Software development costs, net (note 2)            186,000        222,000

Intangibles, net (note 2)                         1,424,776      1,453,693

Investment in affiliated company (note 3)             4,233              0
---------------------------------------------------------------------------

                                                  1,630,121      1,714,272
---------------------------------------------------------------------------

                                LIABILITIES
Current
Accounts payable                                    121,505      1,140,345
Advances from affiliated company                    884,713        909,031
---------------------------------------------------------------------------

Total liabilities                                 1,006,218      2,049,376
---------------------------------------------------------------------------

                    STOCKHOLDERS' EQUITY (DEFICIENCY)

Capital stock (note 4)                               14,585         12,909

Additional paid-in capital                        3,366,662      1,430,020

Accumulated deficit                              (2,757,344)    (1,778,033)
---------------------------------------------------------------------------

Total stockholders' equity (deficit)                623,903       (335,104)
---------------------------------------------------------------------------

Total liabilities and stockholders' equity        1,630,121      1,714,272
---------------------------------------------------------------------------

See notes to interim financial statements

                                TECHNICAL MAINTENANCE CORPORATION
                                     (A DEVELOPMENT STAGE COMPANY)
                                INTERIM STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
   FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE QUARTERS ENDED MARCH 31, 1997 AND JUNE  30 1997

                                             (Unaudited)

                                   Class A    Series A  Class A Series A Additional Accumulated    Total
                                   Common     Preferred  Common Preferred  Paid-in    Deficit
                                    Stock       Stock    Stock    Stock    Capital
                                   Issued      Issued
                                                           $        $         $          $           $
------------------------------   ------------ ---------- ------- -------- ---------- ----------- ----------
Balances, January 1, 1996         12,909,000          -  12,909        -  1,430,020    (786,063)   656,866

Net loss                                   -          -       -        -          -    (991,970)  (991,970)
------------------------------   ------------ ---------- ------- -------- ---------- ----------- ----------

Balances, December 31, 1996       12,909,000          -  12,909        -  1,430,020  (1,778,033)  (335,104)
------------------------------   ------------ ---------- ------- -------- ---------- ----------- ----------

Issuance of shares                         -        100       -        -        150           -        150

Net loss                                   -          -       -        -          -    (415,395)  (415,395)
------------------------------   ------------ ---------- ------- -------- ---------- ----------- ----------

Balances, March 31, 1997          12,909,000        100  12,909        -  1,430,170  (2,193,428)  (750,349)
------------------------------   ------------ ---------- ------- -------- ---------- ----------- ----------

Issuance of shares (note 4)        1,675,707          -   1,676        -  1,936,492           -  1,938,168

Net loss                                   -          -       -        -          -    (563,916)  (563,916)
------------------------------   ------------ ---------- ------- -------- ---------- ----------- ----------

Balances,  June 30, 1997          14,584,707        100  14,585        -  3,366,662  (2,757,344)   623,903
------------------------------   ------------ ---------- ------- -------- ---------- ----------- ----------

See notes to interim financial statements

                        TECHNICAL MAINTENANCE CORPORATION
                             (A DEVELOPMENT STAGE COMPANY)
                             INTERIM STATEMENT OF LOSS
                  FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 1997
    (with comparartives for the quarter and six months ended June 30, 1996)
                                   (Unaudited)

                                                       Quarter ended Six months ended  Quarter ended Six months ended
                                                       June 30, 1997  June 30, 1997    June 30, 1996   June 30, 1996
                                                             $              $                $               $
--------------------------------------------------------  ----------- --------------- --------------- ----------------
Expenses

Resesarch and development costs                              184,138         258,171          45,595           91,574
Professional fees                                            146,881         302,579          49,742           76,206
Management fees                                               19,910          33,988          11,492           25,769
Rent                                                          12,577          18,724           2,068            8,377
Travel and transportation                                     65,346          93,986          23,215           38,193
Selling and promotional                                       13,723          32,249           4,512            4,512
Office                                                        25,148          43,578           4,448           10,706
Amortization - computer equipment                              1,430           2,860           1,425            2,850
Amortization - software development costs                     18,000          36,000          18,000           36,000
Amortization - patents                                        30,413          60,826          12,600           25,200
Amortization - non-competition agreements                     50,000         100,000               -                0
--------------------------------------------------------  ----------- --------------- --------------- ----------------

Loss before equity in earnings of affiliated company         567,566         982,961         173,097          319,387

Equity in earnings of affiliated company                      (3,650)         (3,650)            -               -
--------------------------------------------------------  ----------- --------------- --------------- ----------------

Net loss                                                     563,916         979,311         173,097          319,387
--------------------------------------------------------  ----------- --------------- --------------- ----------------

Net loss per share                                             (0.04)          (0.07)          (0.01)           (0.02)
--------------------------------------------------------  ----------- --------------- --------------- ----------------

Number of shares used to compute net loss per share       14,584,707      13,746,854      12,909,000       12,909,000
--------------------------------------------------------  ----------- --------------- --------------- ----------------

See notes to interim financial statements

                        TECHNICAL MAINTENANCE CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                          INTERIM STATEMENT OF CASH FLOWS
                  FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 1997
      (with comparatives for the quarter and six months ended June 30, 1996)
                                    (Unaudited)
                                                         Quarter ended Six months ended Quarter ended Six months ended
                                                         June 30, 1997 June 30, 1997    June 30, 1996 June 30, 1996
                                                               $             $               $               $
------------------------------------------------------- -------------- --------------- ------------ ------------------
Cash flows from operating activities:
Net loss                                                     (563,916)       (979,311)    (173,097)       (319,387)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Amortization                                                   99,843         199,686       32,025          64,050
Equity in earnings of affiliated company                       (3,650)         (3,650)           -               0
Changes in assets and liabilities:
Prepaid expenses                                                    -          21,306            -               0
Accounts payable                                               29,928          21,160       35,040         106,045
Advances from affiliated company                              438,590         873,850      106,032         230,032
------------------------------------------------------- -------------- --------------- ------------ ------------------

Net cash provided by operations                                   795         133,041            -          80,740
------------------------------------------------------- -------------- --------------- ------------ ------------------

Cash flows from investing activities:
Purchase of computer equipment                                      -             -             -               0
Purchase of software development costs                              -               -            -         (80,740)
Purchase of patents                                                 -        (131,909)           -               0
Investment in affiliated company                                    -            (583)           -               0
------------------------------------------------------- -------------- --------------- ------------ ------------------
Net cash used by investing activities                               -        (132,492)           -         (80,740)
------------------------------------------------------- -------------- --------------- ------------ ------------------

Cash flows from financing activities:
Proceeds from sale of preferred stock                               -             150            -               0
------------------------------------------------------- -------------- --------------- ------------ ------------------
Net cash provided by financing activities                           -             150            -               0
------------------------------------------------------- -------------- --------------- ------------ ------------------

Net increase in cash                                              795             699            -               0

Cash at beginning of period                                         -              96            -               0
------------------------------------------------------- -------------- --------------- ------------ ------------------

Cash at end of period                                             795             795            -               0
------------------------------------------------------- -------------- --------------- ------------ ------------------

Non cash investing and financing activities:

The following were exchanged for Class A Common Shares:
Accounts payable                                            1,040,000       1,040,000            -               0
Advances from affiliated company                              898,168         898,168            -               0
------------------------------------------------------- -------------- --------------- ------------ ------------------

                                                            1,938,168       1,938,168            -               0
------------------------------------------------------- -------------- --------------- ------------ ------------------

See notes to interim financial statements

                                       TECHNICAL MAINTENANCE CORPORATION
                                          (A DEVELOPMENT STAGE COMPANY)
                    SCHEDULE OF ACCUMULATED EXPENSES AND DEFICIT DURING THE DEVELOPMENT PERIOD
                                                   (Unaudited)

                                                                                       Total
                                                 Dec 8, 1994-                          Dec 8, 1994-
                                                 Dec 31,1996 Mar 31,1997 June 30, 1997 June 30,1997
                                                      $           $           $           $
----------------------------------------------- ------------- ----------- ----------- -------------
Expenses

Resesarch and development costs                      394,736      74,033     184,138     652,907
Professional fees                                    513,518     155,698     146,881     816,097
Management fees                                      123,609      14,078      19,910     157,597
Rent                                                  50,764       6,147      12,577      69,488
Travel and transportation                            263,685      28,640      65,346     357,671
Selling and promotional                               65,681      18,526      13,723      97,930
Office                                                61,021      18,430      25,148     104,599
Amortization                                         304,019      99,843      99,843     503,705
----------------------------------------------- ------------- ----------- ----------- -------------

Accumulated expenses and deficit
   during the development period                   1,777,033     415,395     567,566   2,759,994
----------------------------------------------- ------------- ----------- ----------- -------------

See notes to interim financial statements

                        TECHNICAL MAINTENANCE CORPORATION
                             (A DEVELOPMENT STAGE COMPANY)
                   SCHEDULE OF CASH FLOWS DURING THE DEVELOPMENT PERIOD
                                    (Unaudited)

                                                                                                       Total
                                                        Dec 8, 1994-                              Dec 8, 1994-
                                                        Dec 31,1996  Mar 31,1997   June 30, 1997  June 30,1997
                                                              $            $              $              $
------------------------------------------------------ -------------- ------------ --------------- --------------
Cash flows from operating activities:
Net loss                                                  (1,777,033)    (415,395)       (567,566)    (2,759,994)
Adjustments to reconcile net loss to net cash
provided (used) by operating activities:
Amortization                                                 304,019       99,843          99,843        503,705
Write-off of software development costs                       27,996            -               -         27,996
Changes in assets and liabilities:
Prepaid expenses                                             (21,306)      21,306               -              0
Accounts payable                                             140,345       (8,768)         29,928        161,505
Advances from affiliated company                                   -      435,260         438,590        873,850
------------------------------------------------------ -------------- ------------ --------------- --------------

Net cash provided (used) by operations                    (1,325,979)     132,246             795     (1,192,938)
------------------------------------------------------ -------------- ------------ --------------- --------------

Cash flows from investing activities:
Investment in affiliated company                                   -         (583)              -           (583)
Purchase of patents                                         (101,346)    (131,909)              -       (233,255)
Purchase of software development costs                      (110,447)           -               -       (110,447)
Purchase of computer equipment                                     -            -               -              0
------------------------------------------------------ -------------- ------------ --------------- --------------
Net cash used by investing activities                       (211,793)    (132,492)              -       (344,285)
------------------------------------------------------ -------------- ------------ --------------- --------------

Cash flows from financing activities:
Advances from stockholders                                 1,387,868            -               -      1,387,868
Proceeds from sale of preferred stock                        150,000          150               -        150,150
------------------------------------------------------ -------------- ------------ --------------- --------------
Net cash provided by financing activities                  1,537,868          150               -      1,538,018
------------------------------------------------------ -------------- ------------ --------------- --------------

Net increase (decrease) in cash                                   96          (96)            795            795

Cash at beginning of period                                        -           96               -            -
------------------------------------------------------ -------------- ------------ --------------- --------------

Cash at end of period                                             96            -             795            795
------------------------------------------------------ -------------- ------------ --------------- --------------

Non cash investing and financing activities:

The following were exchanged for Class A Common Shares:
Patents                                                      506,914          -                -        506,914
Software                                                     250,237          -                -        250,237
Accounts payable                                                   -          -        1,040,000      1,040,000
Advances from stockholder                                    534,778          -                -        534,778
Advances from affiliated company                                   -          -          898,168        898,168
------------------------------------------------------ -------------- ------------ --------------- --------------

                                                           1,291,929            -       1,938,168      3,230,097
------------------------------------------------------ -------------- ------------ --------------- --------------

See notes to interim financial statements

                TECHNICAL MAINTENANCE CORPORATION
                  (A DEVELOPMENT STAGE COMPANY)
              NOTES TO INTERIM FINANCIAL STATEMENTS
                          JUNE 30, 1997

                           (Unaudited)




Note 1 -Organization and Background

       Technical Maintenance Corporation (the Company) is a development stage company formed in 1990 which has not generated any revenue. The development of commercial products will require additional funds. There is no assurance that commercially successful products will be developed or that the Company will achieve profitable operations.


Note 2 -  Summary of Significant Accounting Policies

       a) Computer Equipment

          The computer equipment is recorded at cost and is amortized on the straight-line basis over its estimated economic life of 5 years.

       b) Software Development Costs

          Costs related to the conceptual formation and design of internally developed software are expensed as research and development as incurred. It is the Company's policy that certain internal software development costs incurred after technical feasibility has been demonstrated and which meet recoverability tests are capitalized and amortized over the economic life of the product. The establishment of technological feasibility and the ongoing assessment of recoverability of those costs requires judgment by management with respect to certain external factors including, but not limited to, anticipated future gross revenue, estimated economic life and changes in technology.

          Software development costs capitalized to date are being amortized on the straight-line basis over their estimated economic life of five years.

       c) Intangibles

       i) Patents

          Patents consist  primarily of  processes and  systems related  to the
          operation  of  a   digital  jukebox   and  the   interactive  program
          distribution for telebroadcasting.

          The patents and the related intellectual property are amortized on a straight-line basis over their estimated economic lives of 5 years.

                TECHNICAL MAINTENANCE CORPORATION
                  (A DEVELOPMENT STAGE COMPANY)
              NOTES TO INTERIM FINANCIAL STATEMENTS
                          JUNE 30, 1997

                           (Unaudited)


Note 2 -  Summary of Significant Accounting Policies - cont'd

       c) Intangibles

       ii)  Non-Competition Agreements

          The Company has non-competition agreements with the provider of computer systems and several system programmers who assisted in the development of the system. The cost of these agreements will be amortized over the five year term of the contract.

       d) Currency of Measurement

          The currency of measurement used in the preparation of these financial statements is the U.S. dollar.

Note 3 -Investment in Affiliated Company

       This amount represents a non-controlling interest in Touchtunes Digital Jukebox Inc., ("Touchtunes"), a Canadian Corporation. Touchtunes was incorporated on February 7, 1997 and commenced operations on March 7, 1997. On that date, Touchtunes acquired from Touchtunes Juke Box Inc. ("Juke Box") the following assets and assumed the following liabilities:

                                                              $
------------------------------------------------------------------
       Assets
       Accounts receivable - affiliated company         414,000
       Prepaid expenses                                  17,000
       Fixed assets                                     211,000
------------------------------------------------------------------
                                                        642,000
------------------------------------------------------------------

       Liabilities
       Bank indebtedness                                 13,000
       Accounts payable                                 387,000
       Loans payable                                    242,000
------------------------------------------------------------------
                                                        642,000
------------------------------------------------------------------

                TECHNICAL MAINTENANCE CORPORATION
                  (A DEVELOPMENT STAGE COMPANY)
              NOTES TO INTERIM FINANCIAL STATEMENTS
                          JUNE 30, 1997

                           (Unaudited)


Note 3 -Investment in Affiliated Company - cont'd.

       The Company controls 50% of the votes of Touchtunes and has the ability to elect 50% of the board of directors.

       Touchtunes' revenues are derived solely from development services provided to the Company.

       This investment  will be  accounted for  on the equity  basis.   For the
       quarter ended June 30, 1997 the results of operations for Touchtunes were as follows (in U.S. dollars):

                                                              $
------------------------------------------------------------------
       Development fees                                 418,000
       Expenses                                         409,000
------------------------------------------------------------------
       Earnings from operations                           9,000
       Income taxes                                       1,700
------------------------------------------------------------------
       Net earnings                                       7,300
------------------------------------------------------------------
       Equity in net earnings of investee                 3,650
------------------------------------------------------------------

       Pursuant to a stockholders' agreement, the stockholders exercising control over the remaining 50% of Touchtunes may convert their stockholdings into shares of the Company at which time Touchtunes would become a wholly-owned subsidiary.

       Should Touchtunes became a wholly-owned subsidiary, prior to consolidation, its balance sheet accounts would be translated using current exchange rates in effect at the balance sheet date and for revenues and expense accounts using an average exchange rate during the period. The gains or losses resulting from translation will be included in stockholders' equity.

       Per agreement with the remaining 50% stockholders of Touchtunes, the outside investors have provided a total capitalization of $4,000,000 Canadian.

                TECHNICAL MAINTENANCE CORPORATION
                  (A DEVELOPMENT STAGE COMPANY)
              NOTES TO INTERIM FINANCIAL STATEMENTS
                          JUNE 30, 1997

                           (Unaudited)


Note 4 -Capital Stock

       a) The capital stock of the Company is comprised of the following:

                                                              $
------------------------------------------------------------------
          Class A Common Stock, $.001 par value
          Authorized:  35,000,000 shares
          Issued:  14,584,707 shares                     14,585

          Series A Preferred Stock, $.001 par value
          Authorized:  10,000,000 shares
          Issued:  100 shares                                 -
------------------------------------------------------------------
                                                         14,585
------------------------------------------------------------------

       b) During the quarter, the Company issued 575,000 Class A Common Shares to repay accounts payable totalling 1,040,000.

       c) During the quarter the Company issued 1,100,707 Class A Common Shares to repay advances from stockholders totalling 898,168.

       d) The Company has reserved 2,000,000 shares of the authorized Series A Preferred Stock for issuance to third-party investors upon the occurrence of certain events. In addition, 2,000,000 shares of Class A Common Stock have been reserved for issuance for any potential conversion of these shares.

                TECHNICAL MAINTENANCE CORPORATION
                  (A DEVELOPMENT STAGE COMPANY)
              NOTES TO INTERIM FINANCIAL STATEMENTS
                          JUNE 30, 1997

                           (Unaudited)


Note 5 -  Proforma Information

       a) Proforma loss per share

          Based on the stock reserved in note 4(d), the proforma loss per share for the quarter ended June 30, 1997 would be approximately .03 using 16,584,707 as the number of shares issued.

       b) Proforma Capital Stock

          The proforma capital stock would appear as follows based on the shares reserved in note 4(d):

                                                              $
------------------------------------------------------------------
       Class A Common Stock, $.001 par value
       Authorized:  35,000,000 shares
       Issued:  14,584,707 shares                        14,585

       Series A Preferred Stock, $.001 par value
       Authorized:  10,000,000 shares
       Issued:  2,000,100 shares                          2,000
------------------------------------------------------------------

                                                         16,585
------------------------------------------------------------------

       Additional paid-in capital                     6,364,662
------------------------------------------------------------------


Note 6 -  Related Party Transactions

       Touchtunes Digital  Jukebox Inc., an affiliated  company as described in note 3, charged $418,000 for research and development and operating expense reimbursements. Included in the reimbursements were management fees paid to Touchtunes Digital Jukebox Inc. of approximately $19,000.

No dealer,  salesman or  other person  has
been authorized to give any information or
to make  any  representations  other  than               2,000,000 Shares
those contained in this Prospectus and, if
given or made, such other information  and             Class A Common Stock
representations must not be relied upon as              (par value $.001)
having been  authorized by  the Company.
This Prospectus  does  not  constitute  an            TECHNICAL MAINTENANCE
offer or  solicitation  by anyone  in  any                 CORPORATION
state in which such offer or  solicitation
is not authorized, or in which the  person
making such offer  or solicitation is  not                  PROSPECTUS
qualified to do  so, or to  any person  to
whom it is unlawful to make such offer  or
solicitation.    The   delivery  of   this               October 23, 1997
Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof

            TABLE OF CONTENTS


                              Page                                         Page

Available Information ..............  2      Business......................  14
Documents Incorporated                         Patented Technology ........  14
  by Reference .....................  2        Marketing Strategy..........  16
Prospectus Summary .................  3        Industry Background ........  16
  The Company ......................  3        Jukebox Manufacturers ......  17
  Business .........................  3        Competition ................  18
  Initial Funding ..................  3        Contractual Arrangements ...  19
  Business Start-Up                            Future Financing ...........  19
    Activities .....................  4        Properties .................  20
  The Offering .....................  5        Employees ..................  20
  Summary Financial Data ...........  6        Legal Proceedings ..........  20
  Use of Proceeds ..................  6      Management ...................  20
Risk Factors .......................  6        Directors and
Use of Proceeds .................... 10          Executive Officers .......  20
Price Range of Common Stock ........ 10        Executive Compensation .....  22
Dividend Policy .................... 11      Principal Shareholders .......  22
Capitalization ..................... 11      Certain Transactions..........  24
Selected Financial Data ............ 11        With Officers, Directors
  Statement of Operations Data ..... 12          and Others ...............  24
  Balance Sheet Data ............... 13        With Selling Shareholders     25
Management's Discussion and                  Selling Shareholders .........  26
  Analysis of Financial                      Description of Capital Stock .  27
  Condition and Results                        Common Stock ...............  27
  of Operations .................... 13        Preferred Stock ............  28
  General and Results                          Transfer Agent .............  28
  of Operations .................... 13      Legal Matters ................  28
  Seasonality ...................... 13      Experts ......................  28
  Liquidity and                              Index to Financial Statements  F-1
    Capital Resources .............. 13


                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Officers and Directors

     Article VIII, Sections 1, 2, 3 and 4 of Registrant's By-laws provide:

     "Section 1. Indemnification. No officer or Director shall be personally liable for any obligations of the corporation or for any duties or obligations of the corporation or for any duties or obligations arising out of any acts or conduct of said officer or Director performed for or on behalf of the corporation. The corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a Director or officer of the corporation from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of his having heretofore or hereafter been a Director or officer of the corporation, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him as such Director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such person from all suits or claims as provided for under the provisions of the Nevada Business Corporation Act; provided, however, that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct. The rights accruing to any person under the foregoing provisions of this section shall not exclude any other right to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The corporation, its directors, officers, employees and agents shall be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel."

     "Section 2. Other Indemnification. The indemnification herein provided shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee, and shall inure to the benefit of the heirs, executors and administrators of such person."

     "Section 3. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer or employee of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against liability under the provisions of this section or of the general Corporation Law of Nevada."

     "Section 4. Settlement by Corporation. The right of any person to be indemnified shall be subject always to the right of the corporation by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the corporation by the payment of

the amount of such settlement and the costs and expenses incurred in connection therewith."

     The Nevada Business Corporation Act provides that, subject to restrictions contained in the statute, a corporation may indemnify any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the corporation or other than by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. A person, who has been successful on the merits or otherwise in any suit or matter covered by the indemnification statute, must be indemnified against expenses (including attorneys' fees), actually and reasonably incurred by him in connection therewith. Indemnification must be authorized upon a determination, as set forth by statute, that the circumstances are appropriate.
 The articles of incorporation, bylaws, or an agreement made by the corporation may provide that expenses incurred in defense must be paid in advance, as incurred and prior to final disposition to the person to be indemnified if such person agrees to repay the amount if it is ultimately determined he is not entitled to indemnification. The indemnification or advancement of expenses provided by statute is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled. Indemnification or the advancement of expenses may not be made if a final adjudication establishes that the director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action. (Sec. 78.751) Insurance may be purchased by the corporation, or other financial arrangements made, on behalf of any person entitled to indemnification against any liability incurred in an official capacity regard-less of whether the person could be indemnified under the statute. (Sec. 78.752)

Item 25.  Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses which will be paid by Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the registration fee, all amounts shown are estimates.

          Registration Fee                   $  1,818.18
          Blue Sky Fee                            500.00
          Printing and Engraving                4,500.00
          Legal fees and expenses              80,000.00
          Accounting fees and expenses         10,000.00
          Transfer Agent fees and expenses      1,500.00
          Miscellaneous expenses                2,500.00

          Total                              $100,818.18
                                            ============











Item 26.  Recent Sales of Unregistered Securities

     In the past three years, Registrant has made the following sales of unregistered securities, all of which sales were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or as otherwise indicated herein.

     1. On December 8, 1994, Touchtunes Jukebox Joint Venture (the "Joint Venture"), an informal partnership comprising four corporations and two individuals, purchased 760,400 shares of Common Stock from the persons who organized Registrant, for a cash consideration of $75,000. Such persons are no longer affiliated with Registrant. An additional 1,000,000 shares of Common Stock was acquired from Registrant at that time by the Joint Venture in consideration for exclusive rights to the patent pending (PCT/FR94/01185) for the Digital Jukebox. All 1,760,000 shares were acquired for investment by such persons, none of whom is a resident or citizen of the United States. Subsequently, the partners dissolved the Joint Venture and distributed the shares among themselves as follows:

       Gestion Chevaux Pur-Sang Inc.    714,950 shares
       3098-8026 Quebec Inc.            263,784 shares
       Guy Nathan                       180,000 shares
       Oraxium International Inc.       225,000 shares
       Edward Moore                     160,000 shares
       Touchtune Juke Box Inc.          216,666 shares

Tony Mastronardi, President of Registrant, was the sole shareholder of Gestion Chevaux Pur-Sang Inc. Touchtune Juke Box Inc. is owned 50% by Mr. Mastronardi; 16.67% by Guy Nathan and 33.33% by Tonino Lattanzi, officers and directors of Registrant. Oraxium International Inc. is a principal shareholder of Registrant.

     2. On March 6, 1995, the Company agreed to issue 10,000,000 shares of Common Stock to S.G.R.M. Inc. ("SGRM"), a corporation incorporated under the laws of the Turks and Caicos Islands, in exchange for patents, patents pending and other intellectual property rights. In November 1995, this agreement was amended and the 10,000,000 shares of Common Stock were issued to Techno Expres, S.A., a French corporation, owned 33% each, by Messrs. Tony Mastronardi, Guy Nathan and Tonino Lattanzi, officers and directors of the Company. The 10,000,000 shares were acquired for investment by such persons, none of whom is a resident or citizen of the United States.

     3. During December 1995, the Company issued an aggregate of 909,000 shares of Common Stock as follows: 100,000 shares to Albert Dutour, an independent third party, in consideration of $150,000; 275,000 shares to Oraxium International Inc., as part of the consideration paid by Registrant for its purchase of the platform on which the software for the Digital Jukebox is built; 300,000 shares to Tonino Lattanzi, a director of the Company, in consideration for operating money advanced to the Company in the amount of $300,000; 234,000 shares to Touchtunes Juke Box Inc., for services rendered to the Company having a value of $203,337 and for expenses incurred of $31,440. Touchtunes Juke Box Inc. is owned 50% by Tony Mastronardi; 16.66% by Guy Nathan; and 33.33% by Tonino Lattanzi, officers and directors of the Company. Oraxium International Inc. is a principal shareholder of Registrant. The 909,000 shares were acquired for investment by such persons, none of whom is a

resident or citizen of the United States.

     4. On September 25, 1996, the Company authorized the issuance of 900,888 shares of Common Stock to Touchtunes Juke Box Inc. for a cash consideration of $477,470 and 75,000 shares to Giovanni D'Andrea, an independent third party, for professional services valued at $40,000. On December 20, 1996, the Company authorized the issuance of 400,000 shares of Common Stock to Oraxium Interna-tional Inc., in consideration for agreeing to extend the scope and duration of a non-competition covenant given to the Company and 50,000 shares each, to Pierre Martineau and Sylvain Duchesne, employees of Touchtunes Juke Box Inc., in consideration for their non-compete covenants. On December 27, 1996, the Company authorized the issuance of 199,819 shares of Common Stock to Touchtunes Juke Box Inc. for a cash consideration of $420,698. All 1,675,707 shares were issued in April 1997 and were acquired for investment by such persons, none of whom (except for Mr. D'Andrea) is a resident or citizen of the United States.

     5. On March 21, 1997, two independent Canadian investors, Societe Innovatech du Grand Montreal and Sofinov Societe Financiere d'Innovation Inc. (the "Selling Shareholders") agreed to invest $4,000,000 Canadian Dollars (CDN) in Registrant upon certain terms and conditions. To accomplish this, they invested $4,000,000 CDN in Touchtunes Digital Jukebox Inc. ("Touchtunes"), a Canadian subsidiary organized by Registrant specifically for that purpose, in the following manner. The Selling Shareholders purchased 100 Class B shares and 20 Class C shares of Touchtunes, at a price of $5,000 CDN per share, for an immediate cash consideration of $600,000 CDN. They also subscribed to an additional 680 Class C shares of Touchtunes, at a price of $5,000 CDN per share, for a total consideration of $3,400,000 CDN. Both the Class C shares and the funds were deposited in escrow. The Selling Shareholders also purchased 100 shares of Series A Preferred Stock of the Registrant for $150.
On May 9, 1997, the Selling Shareholders released an additional $750,000 CDN from escrow to Registrant against delivery to them of 150 Class C shares, leaving a balance of $2,650,000 CDN and 530 Class C shares in escrow. Payment of this $2,650,000 CDN was released from escrow on July 17, 1997, against delivery of the remaining 530 Class C shares. This Registration Statement is intended to cover their sale of a maximum of 2,000,000 shares of the Common Stock reserved for issuance to them upon exercise of their rights to exchange their 100 Class B shares and 700 Class C shares of Touchtunes into 2,000,000 shares of Registrant's Series A Preferred shares and their subsequent conver-sion of such Series A Preferred shares (with the 100 shares they already own) into 2,000,100 shares of Registrant's Common Stock. All such shares were acquired for investment by these two Canadian investors, neither of whom is a resident or citizen of the United States.
















Item 27.  Exhibits.

(a)  The following exhibits are filed herewith:

3. (i) Registrant's Amended and Restated Articles of Incorporation. Reference is made to Exhibit 8 of Registrant's Form 8-K for the month of March 1997, which Exhibit is incorporated herein by reference.

3.   (ii) Registrant's Bylaws.

4.        Form of Registrant's Common Stock certificates.

5.        Opinion of Karp and Sommers.<F1>

9. Shareholder Agreement between Techno Expres S.A. the majority shareholder of Registrant and the Selling Shareholders dated March 21, 1997, relative to their shares of Registrant. Reference is made to Exhibit 7 of Registrant's Form 8-K for the month of March 1997, which Exhibit is incorporated herein by reference.

10. (i) Agreement of Sale between Touchtunes Jukebox Joint Venture and Registrant, dated December 9, 1994, relative to transfer of patent rights in exchange for 1,000,000 shares of Common Stock of Registrant. Reference is made to Exhibit A of Registrant's Form 10-K for the fiscal year ended December 31, 1994, which Exhibit is incorporated herein by reference.

10. (ii) Summary of International Patent Application for the Digital Jukebox. Reference is made to Exhibit B of Registrant's Form 10-K for the fiscal year ended December 31, 1994, which Exhibit is incorporated herein by reference.

10. (iii)Development Agreement between Touchtunes Juke Box Inc. and Registrant, dated March 8, 1995. Reference is made to Exhibit C of Registrant's Form 10-K for the fiscal year ended December 31, 1994, which Exhibit is incorporated herein by reference.

10. (iv) Agreement between Oraxium International, Inc. and Registrant, dated January 30, 1995, relative to the acquisition of a computer operating system. Reference is made to Exhibit A of Registrant's Form 8-K for the month of March 1995, which Exhibit is incorporated herein by reference.

10. (v) Agreement between S.G.R.M. Inc. and Registrant, dated March 6, 1995, relative to the acquisition of patent rights in exchange for 10,000,000 shares of Common Stock. Reference is made to Exhibit B of Registrant's Form 10-K for the fiscal year ended December 31, 1994, which Exhibit is incorporated herein by reference.






    <F1> Filed with this Amendment.



10. (vi) Amended Agreement between S.G.R.M. Inc., Techno Expres, S.A. and Registrant, dated November 30, 1995, relative to the acquisition of patent rights in exchange for 10,000,000 shares of Common Stock. Reference is made to Exhibit C annexed to Registrant's Form 8-K for the month of November 1995, which Exhibit is incorporated herein by reference.

10. (vii) Subscription Agreement for the purchase of 100 Class B shares and 20 Class C shares of Touchtunes Digital Jukeboxes Inc. ("Touchtunes"), dated March 21, 1997. Reference is made to Exhibit 1 of Registrant's Form 8-K for the month of March 1997, which Exhibit is incorporated herein by reference.

10.(viii) Escrow Agreement for the deposit of $3,400,000 CDN and 680 Class C shares of Touchtunes by the Selling Shareholders, dated March 21, 1997. Reference is made to Exhibit 2 of Registrant's Form 8-K for the month of March 1997, which Exhibit is incorporated herein by reference.

10. (ix) Agreement between Touchtunes and Registrant, relative to work to be rendered in connection with Registrant's Digital Jukebox project. Reference is made to Exhibit 4 of Registrant's Form 8-K for the month of March 1997, which Exhibit is incorporated herein by reference.

10. (x) Stock Exchange Agreement between Registrant and Selling Shareholders for the exchange by the Selling Shareholders of their Class B and Class C shares of Touchtunes for Series A Preferred shares of Regis-trant. Reference is made to Exhibit 5 of Registrant's Form 8-K for the month of March 1997, which Exhibit is incorporated herein by reference.

10. (xi) Subscription Agreement for the purchase of 100 Series A Preferred shares of Registrant by the Selling Shareholders. Reference is made to Exhibit 6 of Registrant's Form 8-K for the month of March 1997, which Exhibit is incorporated herein by reference.

10. (xii) Shareholder Agreement between Techno Expres S.A., the majority shareholder of Registrant and the Selling Shareholders, relative to their shares of Common Stock of Registrant. Reference is made to
          Exhibit 7 of Registrant's Form 8-K for the month of March 1997, which
          Exhibit is incorporated herein by reference.

10.(xiii) Employment and Non-Competition Agreement between Registrant and Tony
          Mastronardi. Reference is made to Exhibit 9 of Registrant's Form 8-K for the month of March 1997, which Exhibit is incorporated herein by reference.

10. (xiv) Employment and Non-Competition Agreement between Registrant and Guy Nathan. Reference is made to Exhibit 10 of Registrant's Form 8-K for the month of March 1997, which Exhibit is incorporated herein by reference.

10. (xv) Lease for premises at One Commerce Place, Nun's Island, Verdun (Quebec), Canada, H3E 1A2 between Touchtunes Digital Jukebox Inc. and landlord of said premises.


10. (xvi) OEM Purchase and Development Agreement with Bose Corporation, dated March 1997.

10.(xvii) Jukebox License Office Certificate, dated March 11, 1997.

10.(xviii) Jukebox License Agreement with the American Society of Composers
          Authors and Publishers, Broadcast Music Inc. and SESAC, Inc., dated March 11, 1997.

21. Registrant has no subsidiaries. On the effective date of this Registration Statement, it is anticipated that Touchtunes Digital Jukebox Inc. will become a wholly owned subsidiary of Registrant.

23. (i) Consent of Armstrong Gilmour, Accountancy Corporation, independent certified public accountants.

23. (ii) Consent of Karp and Sommers, attorneys at law (contained in their opinion).<F1>

Item 28.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) To include any additional or changed material information on the plan of distribution;

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in

the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)  The Registrant hereby undertakes that it will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.






































                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Canada on October 20, 1997.

                         TECHNICAL MAINTENANCE CORPORATION

                         By:  /s/Tony Mastronardi
                              ------------------------------
                              Tony Mastronardi, President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                      Title                    Date
      ------------              -----------------            ----------

/s/Tony Mastronardi      President and Director           October 20, 1997
---------------------    (Principal Executive, Accounting
Tony Mastronardi          and Financial Officer)

/s/Guy Nathan            Senior Vice-President,           October 20, 1997
---------------------    Secretary and Director
Guy Nathan

/s/Tonino Lattanzi       Vice-President and Director      October 20, 1997
---------------------
Tonino Lattanzi

/s/Jacques Bourque       Assistant-Secretary and Director October 20, 1997
---------------------
Jacques Bourque

                         Director                         -----------------
---------------------
Pierre Pharand

                         Director                         -----------------
---------------------
Andre Duquenne















       As filed with the Securities and Exchange Commission on October 23, 1997
                                                               File No. 33-7006

















                             EXHIBIT VOLUME

                                   TO

                             AMENDMENT NO. 2

                                   TO

                                FORM SB-2

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   OF

                    TECHNICAL MAINTENANCE CORPORATION

                            INDEX TO EXHIBIT VOLUME

Item 27.  Exhibits.

(a)  The following exhibit is filed herewith:

5.   Opinion of Karp and Sommers.

23. (ii) Consent of Karp and Sommers, attorneys at law (contained in their opinion).